                             OFFER TO PURCHASE FOR CASH
                  UP TO 40 UNITS OF LIMITED PARTNERSHIP INTERESTS
                                        OF
                             SYNTHETIC INDUSTRIES L.P.
                                         AT
   $50,000 PER UNIT WITHOUT INTEREST, LESS (i) TRANSFER FEES IN THE AMOUNT OF $3,750 PER UNIT AND (ii) THE AMOUNT OF ANY CASH DISTRIBUTIONS DECLARED OR PAID
                    WITH RESPECT TO THE UNITS AFTER MAY 4, 1999
                                         BY
                               MERCER ACQUISITION LLC

                 THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD
                   WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME,
                   ON MAY 31, 1999, UNLESS THE OFFER IS EXTENDED.

     Mercer Acquisition LLC, a Washington limited liability company (the "Purchaser" or "Mercer"), hereby offers to purchase up to 40 units of limited partnership interests including any rights attributable to claims, damages, recoveries, including recoveries from any class action lawsuits, and causes of action accruing to the ownership of such units of limited partnership interests ("Units") in Synthetic Industries, L.P., a Delaware limited partnership (the "Partnership"), at a purchase price of $50,000 per Unit, without interest, less (i) transfer fees in the amount of $3,750 per Unit, and (ii) the amount of any cash distributions declared or paid, including any cash return of capital, if any, with respect to the Units after May 4, 1999, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The 40 Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 5% of the Units outstanding as of the date of the Offer.

The Offer applies to whole and fractional units. The purchase price and transfer fees for fractional Units will be adjusted according to the percentage of a full Unit represented by the fractional Unit. For example the purchase price of a 1/2 Unit will be $25,000 (1/2 X $50,000), less transfer fees of $1,875 (1/2 X 3,750) and less the amount of any cash distributions declared or paid with respect to the 1/2 Unit after May 4, 1999.

     THE OFFER TO PURCHASE IS NOT CONDITIONED UPON THE VALID TENDER OF ANY MINIMUM NUMBER OF UNITS. IF MORE THAN 40 UNITS ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE UP TO 40 OF THE TENDERED UNITS, ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN, SEE "OFFER TO PURCHASE--SECTION 12. CERTAIN CONDITIONS OF THE OFFER." A HOLDER OF UNITS ("UNIT HOLDER") MAY TENDER ANY OR ALL UNITS OWNED BY SUCH UNIT HOLDER.

     Any Unit Holder desiring to tender any or all of his/her Units should complete and sign the Agreement of Sale in accordance with the instructions in the Agreement of Sale and mail or deliver a fully executed original of the Agreement of Sale along with any other required documents to Chase Manhattan Trust Company, National Association ("Depositary") at 1301 5th Avenue, Suite 3410, Seattle, WA 98101. If you need any help completing the Agreement of Sale, please call the Depository at (206) 903-4906.

     The Purchaser has retained D.F. King & Co. (the "Information Agent") to solicit responses to and answer any questions regarding this Offer. You may reach the Information Agent at (800) 488-8075. Additionally, any requests for assistance or additional copies of this Offer to Purchase or the Agreement of Sale may be directed to Jennifer Sabelhaus, Mercer's Manager, at (800) 207-4698.

                                 TABLE OF CONTENTS

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

OFFER TO PURCHASE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

  SECTION 1.  TERMS OF THE OFFER . . . . . . . . . . . . . . . . . . . . .  3

  SECTION 2.  PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT
              FOR UNITS . . . . . . . . . . . . . . . . . . . . . . . . .   4

  SECTION 3.  PROCEDURES FOR TENDERING UNITS . . . . . . . . . . . . . . .  5

      VALID TENDER . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

      BACKUP FEDERAL INCOME TAX WITHHOLDING. . . . . . . . . . . . . . . .  5

      TENDERS BY BENEFICIAL HOLDERS. . . . . . . . . . . . . . . . . . . .  6

      SIGNATURE GUARANTEES . . . . . . . . . . . . . . . . . . . . . . . .  6

      APPRAISAL RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . .  6

      OTHER REQUIREMENTS . . . . . . . . . . . . . . . . . . . . . . . . .  6

      DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS;
         NO OBLIGATION TO GIVE NOTICE OF DEFECTS . . . . . . . . . . . . .  6

  SECTION 4.  WITHDRAWAL RIGHTS. . . . . . . . . . . . . . . . . . . . . .  7

  SECTION 5.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT.. . . . .  8

  SECTION 6.  CERTAIN TAX CONSEQUENCES.. . . . . . . . . . . . . . . . . .  8

  SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER.. . . . . . . . . . . . . .  8

    PURPOSE OF THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . .  8

    DETERMINATION OF PURCHASE PRICE. . . . . . . . . . . . . . . . . . . .  9

    EFFECTS OF THE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . 10

    EFFECT ON TRADING MARKET AND PRICE RANGE OF THE UNITS. . . . . . . . . 10

  SECTION 8.  FUTURE PLANS . . . . . . . . . . . . . . . . . . . . . . . . 10

  SECTION 9.  CERTAIN INFORMATION CONCERNING THE BUSINESS OF THE
              PARTNERSHIP AND RELATED MATTERS. . . . . . . . . . . . . . . 11

    BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

    SUMMARY FINANCIAL INFORMATION. . . . . . . . . . . . . . . . . . . . . 11

  SECTION 10.  CERTAIN INFORMATION CONCERNING THE PURCHASER. . . . . . . . 13

  SECTION 11.  SOURCE AND AMOUNT OF FUNDS. . . . . . . . . . . . . . . . . 13

  SECTION 12.  CERTAIN CONDITIONS OF THE OFFER . . . . . . . . . . . . . . 13

  SECTION 13.  CERTAIN LEGAL MATTERS AND REQUIRED REGULATORY
               APPROVALS. . . . . . . . . . . . . . . . . . . . . . . . . .15

                                       i


    GENERAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

    STATE TAKEOVER LAWS. . . . . . . . . . . . . . . . . . . . . . . . . . 16

    LIQUIDATION OF THE PARTNERSHIP . . . . . . . . . . . . . . . . . . . . 16

  SECTION 14.  FEES AND EXPENSES . . . . . . . . . . . . . . . . . . . . . 19

  SECTION 15.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . 19

INFORMATION REGARDING THE MANAGERS OF MERCER
ACQUISITION LLC. . . . . . . . . . . . . . . . . . . . . . . . . . SCHEDULE 1

FINANCIAL STATEMENTS OF SYNTHETIC INDUSTRIES L.P. . . . . . . . . .SCHEDULE 2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
OF OPERATIONS OF SYNTHETIC INDUSTRIES L.P.. . . . . . . . . . . . .SCHEDULE 3

                                     INTRODUCTION

     Mercer hereby offers to purchase up to 40 Units at a purchase price (the "Purchase Price") of $50,000 per Unit, without interest, less (i) transfer fees in the amount of $3,750 per Unit, and (ii) the amount of any cash distributions declared or paid, including any cash return of capital, if any, with respect to the Units after May 3, 1999 (collectively hereinafter referred to as "Distributions"), upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Agreement of Sale, as each may be supplemented or amended from time to time (which together constitute the "Offer"). The Offer applies to whole and fractional Units. The purchase price and transfer fees for fractional Units will be adjusted according to the percentage of a full Unit represented by the fractional Unit. For example the purchase price of a 1/2 Unit will be $25,000 (1/2 X $50,000), less transfer fees of $1,875 (1/2 X 3,750) and less the amount of any cash distributions declared or paid with respect to the 1/2 Unit after May 4, 1999. The 40 Units sought to be purchased pursuant to the Offer represent, to the best knowledge of the Purchaser, approximately 5% of the Units outstanding as of the date of the Offer..

          We encourage you to consider the following factors:

     - Unit Holders who tender their Units will be giving up the opportunity to participate in any future potential benefits represented by ownership of Units, including, for example, the right to participate in any future distribution of cash or property, whether from operations, the proceeds of a sale of the Partnership's assets or in connection with any future liquidation of the Partnership. However, there is no guarantee of future results of the Partnership and investment in the Partnership.

     - In this regard, it is particularly important to note that attorneys for certain Unit Holders and the General Partner of the Partnership have entered into a preliminary settlement agreement, subject to court approval, which is intended to resolve several pending lawsuits and outstanding claims between the Unit Holders and the General Partner and ultimately result in the liquidation of the Partnership. See "Section 13. Certain Legal Matters and Required Regulatory Approvals, Liquidation of the Partnership." The basic terms of the settlement are summarized in a notice ("Notice of Settlement"), which was purportedly sent to all limited partners of the Partnership. If you did not receive a copy of the Notice of Settlement, contact the Mills Law Firm, 300 Drake's Landing, Suite 155, Greenbrae, California 94904,
          Telephone: (415) 464-4770, Facsimile: (415) 464-4777; or Smith,
          Katzenstein & Furlow, LLP, 800 Delaware Avenue, P.O. Box 410, Wilmington, DE 19899, Telephone: (302) 652-8400; Facsimile:
          (302) 652-8405.

     - Although the Purchaser cannot predict the future value of the Partnership's assets on a per Unit basis, the Purchase Price could differ significantly from the net proceeds that would be recognized on a per Unit basis from the sale of the Partnership's assets or that may be realized upon a future liquidation of the Partnership.

     - The tax consequences of the Offer to a particular Unit Holder may be different from those of other Unit Holders and we urge you to consult your own tax advisors in connection with the Offer.

     - The Purchaser is making the Offer with a view towards making a profit. Accordingly, there may be a conflict between the desire of the Purchaser to acquire the Units at a low price and the desire of the Unit Holders to sell the Units at a high price. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made as to such fairness. Other measures of value may be relevant to a Unit Holder and all Unit Holders are urged to carefully consider all of the information contained in the Offer to Purchase and Agreement of Sale and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender their Units.

     If you wish to accept this offer and sell some or all of your Units now, please read carefully the enclosed Offer to Purchase and the Agreement of Sale. All you need to do is complete the Agreement of Sale, including all forms attached thereto, in accordance with the instructions provided therein, sign where indicated, have your signature Medallion Guaranteed and return it to the Depositary in the pre-addressed return envelope. Please carefully follow the instructions on the Agreement of Sale. Errors will delay and possibly prevent acceptance of your tender of the Units.

     If, prior to the Expiration Date, the Purchaser increases the consideration offered to Unit Holders pursuant to the Offer, such increased consideration will be paid with respect to all Units that are purchased pursuant to the Offer, whether or not such Units were tendered prior to such increase in consideration. The term "Expiration Date" shall mean 12:00 midnight, Eastern Time, on May 31, 1999, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest date on which the Offer, as so extended by the Purchaser shall expire.

     The Offer is being made by the Purchaser as a speculative investment based upon the belief that the Units represent an attractive investment at the price offered based upon, in part, the expected liquidation of the Partnership's assets. The purpose of the Offer is to allow the Purchaser to benefit from any of the following: (i) cash distributions from Partnership operations in the ordinary course of business; (ii) distributions of net proceeds from the liquidation of any Partnership assets after the Partnership has satisfied its liabilities; and/or (iii) cash from any redemption of the Units by the Partnership.

     The Offer is not conditioned upon the valid tender of any minimum number of the Units. If more than 40 Units are validly tendered and not withdrawn, the Purchaser will accept up to 40 of the tendered Units for purchase on a pro rata basis, subject to the terms and conditions herein. See "Section 12. Certain Conditions of the Offer." The Purchaser expressly reserves the right to terminate the Offer at any time and to waive any or all of the conditions of the Offer, although the Purchaser does not presently intend to waive any such conditions.

     The Partnership is subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith is required to file reports and other information with the Securities and Exchange Commission ("Commission") relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's Electronic Data Gathering and Retrieval System ("EDGAR"), at its internet website at www.sec.gov and may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, as well as at the Regional Offices of the Commission at the New York Regional Office, 7 World Trade Center, 12th Floor, New York, New York 10007, and the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the schedule can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street N.W., Washington D.C. 20549.

     The Purchaser has filed with the Commission a Tender Offer Statement on
Schedule 14D-1 (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, which provides certain additional information with respect to the Offer. Such Statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the Commission in the manner specified above.

     According to publicly available information, there were 800 Units issued and outstanding at December 31, 1998, held by approximately 1,917 Unit Holders of record. The Purchaser currently owns 39.625 Units which is approximately 4.95% of the outstanding Units.

     Information contained in this Offer to Purchase which relates to, or represents statements made by the Partnership or the General Partner, has been derived from information provided in reports and other information filed with the Commission by the Partnership and General Partner.

     Unit Holders are urged to read this Offer to Purchase and the accompanying Agreement of Sale carefully before deciding whether to tender their Units.

                                 OFFER TO PURCHASE

SECTION 1.  TERMS OF THE OFFER

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for up to 40 Units that are validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase.

     Subject to the approval rights of the General Partner under and pursuant to the terms of the Partnership's Amended and Restated Limited Partnership Agreement dated November 11, 1986, as amended (the "Partnership Agreement"), the Purchaser reserves the right to transfer or assign (in whole or in part from time to time) to one or more of the Purchaser's affiliates, the right to purchase all or any portion of the Units tendered pursuant to the Offer. Any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer or prejudice the rights of tendering Unit Holders to receive payment for Units validly tendered and accepted for payment pursuant to the Offer.

     The Offer is conditioned on satisfaction of certain conditions, including the General Partner's approval of the transfer of the Units to the Purchaser. See "Section 12. Certain Conditions of the Offer," which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), for any reason, or for no reason, to waive any or all of such conditions other than the General Partner's right to approve the transfer, which is not within the Purchaser's control, or to terminate the offer at any time.
If any or all of such conditions have not been satisfied or waived by the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Units tendered, (ii) terminate the Offer and return all tendered Units to tendering Unit Holders, (iii) waive all the unsatisfied conditions within its control, and assuming the receipt of the General Partner's approval of the transfers as required by the Partnership Agreement and, subject to compliance with applicable rules and regulations of the Commission, purchase all Units validly tendered, (iv) extend the Offer and, subject to the right of Unit Holders to withdraw Units until the Expiration Date, retain the Units that have been tendered during the period or periods for which the Offer is extended, or (v) to otherwise amend the Offer.

     The Offer to Purchase and the related Agreement of Sale are being mailed at the Purchaser's expense to Unit Holders or beneficial owners of Units (in case of Individual Retirement Accounts (IRA) and qualified plans).


SECTION 2.  PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS

     If not more than 40 Units are validly tendered and not properly withdrawn prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all such Units so tendered.

     If more than 40 Units are validly tendered and not properly withdrawn on or prior to the Expiration Date, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment 40 Units so tendered, on a pro rata basis with appropriate adjustments to avoid tenders of fractional Units and purchases that would violate transfer restrictions contained in the Partnership Agreement.

     In the event that proration is required, because of the difficulty of immediately determining the precise number of Units to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than five to ten business days following the Expiration Date. Subject to the Purchaser's obligations under Rule 14e-1(c) under the Exchange Act to pay Unit Holders the Purchase Price in respect of Units tendered or to return those Units promptly after termination or withdrawal of the Offer, the Purchaser will not pay for any Units tendered until after the final proration results have been determined.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Units validly tendered and not withdrawn in accordance with Section 4 below, as promptly as practicable following the Expiration Date. Upon written notification by the General Partner that the Units purchased by the Purchaser have been approved for transfer to it and that the selling Unit Holder's address has been changed to Purchaser's address, the Purchaser will pay for the Units. In all cases, payment for Units purchased pursuant to the Offer will be made only after the Expiration Date and timely receipt by the Purchaser of a properly completed and duly executed Agreement of Sale and any other documents required by the Agreement of Sale.

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units purchased pursuant to the Offer will in all cases be made by the deposit of the Purchase Price with the Depositary who will act as agent for the purpose of receiving payment from the Purchaser and transmitting payment to the tendering Unit Holders. Under no circumstances will interest be paid on the Purchase Price for any Unit by reason of any delay in making such payment.

     If any tendered Units are not purchased for any reason, the Agreement of Sale with respect to such Units not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed, then, without prejudice to the Purchaser's rights under Section 12 (but subject to compliance with Rule 14e-1(c)
under the Exchange Act), the Purchaser may retain tendered Units, subject to any limitations of applicable law, and such Units may not be withdrawn except to the extent that the tendering Unit Holders are entitled to withdrawal rights as described in Section 4.

     If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Unit Holders pursuant to the Offer, such increased consideration shall be paid for all Units accepted for payment pursuant to the Offer, whether or not such Units were tendered prior to such increase.

SECTION 3.  PROCEDURES FOR TENDERING UNITS

     VALID TENDER

     For Units to be validly tendered pursuant to the Offer, a properly completed and duly executed Agreement of Sale must be received by the Depositary at its address set forth in the Agreement of Sale on or prior to the Expiration Date. A Unit Holder may tender any or all Units owned by such Unit Holder.

     In order for a tendering Unit Holder to participate in the Offer, Units must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Eastern Time, on May 31, 1999.

     Although the Purchaser has included a pre-addressed envelope with this Offer for the convenience of Unit Holders, the method of delivery of the Agreement of Sale is at the option and sole risk of the tendering Unit Holder, and the delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     BACKUP FEDERAL INCOME TAX WITHHOLDING

     To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price for Units purchased pursuant to the Offer, a tendering Unit Holder must verify such Unit Holder's correct taxpayer identification number or social security number, as applicable, and make certain certifications that the Unit Holder is not subject to backup federal income tax withholding.

     The Unit Holder is required to certify in the Agreement of Sale, under penalties of perjury, that (i) the tax identification number shown on the Agreement of Sale is the Unit Holder's correct taxpayer identification number, and (ii) the Unit Holder is not subject to backup withholding either because the Unit Holder has not been notified by the Internal Revenue Service (the "IRS") that the Unit Holder is subject to backup withholding as a result of failure to report all interest or dividends, or the IRS has notified the Unit Holder that the Unit Holder is no longer subject to backup withholding.

     The Unit Holder is also required to certify in the Agreement of Sale, under penalties of perjury, that the Unit Holder, if an individual, is not a nonresident alien for purposes of U.S. income taxation, and if not an individual, is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code of 1986 (the "Code"), as amended, and Income Tax Regulations). The Unit Holder understands that this certification may be disclosed to the IRS by the Purchaser and that any false statements contained therein could be punished by fine, imprisonment, or both.

     TENDERS BY BENEFICIAL HOLDERS

     Tenders of Units made by beneficial holders of Units will be deemed an instruction to brokers, dealers, commercial banks, trust companies, custodians and similar persons or entities whose names, or the names of whose nominees, appear as the registered owner of such Units, to tender such Units on behalf of such beneficial holder. A tender of Units can only be made by the registered owner of such Units.

     SIGNATURE GUARANTEES

     The signature(s) on the Agreement of Sale must be Medallion Guaranteed by a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States, a brokerage firm that is a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., as provided in the Agreement of Sale.

     APPRAISAL RIGHTS

     Unit Holders will not have any appraisal or dissenter's rights with respect to or in connection with the Offer.

     OTHER REQUIREMENTS

     By executing and delivering the Agreement of Sale, a tendering Unit Holder irrevocably appoints the Purchaser and/or designees of the Purchaser and each of them as such Unit Holder's proxies, with full power of substitution, in the manner set forth in the Agreement of Sale.

     By executing and delivering the Agreement of Sale, a tendering Unit Holder also irrevocably assigns to the Purchaser, and its assigns, all of the right, title and interest, free and clear of all liens and encumbrances of any kind, of such Unit Holder in the Partnership with respect to the Units tendered and purchased pursuant to the Offer, including, without limitation, such Unit Holder's right, title and interest in and to any and all Distributions made by the Partnership after May 4, 1999 in respect of the Units tendered by such Unit Holder and accepted for payment by the Purchaser, regardless of the fact that the record date for any such Distribution may be a date prior to May 31, 1999.

     By executing an Agreement of Sale as set forth above, a tendering Unit Holder also agrees that notwithstanding any provisions of the Partnership Agreement which provide that any transfer is not effective until a date subsequent to the date of any transfer of Units under the Offer, the Purchase Price shall be reduced by any Distributions with respect to the Units after May 4, 1999.

     DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS

     All questions as to the form of documents and validity, eligibility (including time of receipt) and acceptance for payment of any tender of Units will be determined by the Purchaser, in its sole discretion, which determination will be final and binding on all parties. The Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Purchaser or Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any tender of Units of any particular Unit Holder whether or not similar defects or irregularities are waived in the case of other Unit Holders.

     The Purchaser's interpretation of the terms and conditions of the Offer (including the Agreement of Sale and the instructions thereto) will be final and binding. No tender of Units will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. Neither the Purchaser nor any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     The Purchaser's acceptance for payment of Units tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unit Holder and the Purchaser upon the terms and subject to the conditions of the Offer.

SECTION 4.  WITHDRAWAL RIGHTS

     Except as otherwise provided in this Section 4, tenders of Units made pursuant to the Offer are irrevocable. Units tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless previously accepted for payment as provided herein, may also be withdrawn at any time after July 2, 1999.

     If, for any reason whatsoever, acceptance for payment of any Units tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights set forth herein, the Purchaser may retain tendered Units and such Units may not be withdrawn, except to the extent that the tendering Unit Holder is entitled to and duly exercises withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     In order for a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at its address set forth on the last page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn, with the signature of such person Medallion Guaranteed in the same manner as the signature in the Agreement of Sale, the number of Units to be withdrawn, and (if the Agreement of Sale has been delivered) the name of the Unit Holder as set forth in the Agreement of Sale. Withdrawals of Units may not be rescinded. Any Units properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in
Section 3.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Neither the Purchaser nor any of its affiliates or assigns, if any, or any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

SECTION 5.  EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT

     The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units by giving oral or written notice of such extension,
(ii) to terminate the Offer at any time for any or no reason and not accept for payment any Units not theretofore accepted for payment or paid for, by giving oral or written notice of such termination, (iii) upon the failure to satisfy any of the conditions specified in Section 12, to delay the acceptance for payment of, or payment for, any Units not heretofore accepted for payment or paid for, by giving oral or written notice of such termination or delay, and (iv) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Units being sought in the Offer or both) by giving oral or written notice of such amendment. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14e-1(d) under the Exchange Act.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or of information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

SECTION 6.  CERTAIN TAX CONSEQUENCES

     UNIT HOLDERS SHOULD CONSULT THEIR RESPECTIVE TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO EACH SUCH UNIT HOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

SECTION 7.  PURPOSE AND EFFECTS OF THE OFFER

     PURPOSE OF THE OFFER

     The Purchaser is making the Offer for investment purposes only (See "Section 8 -- Future Plans") with a view towards making a profit. The Purchaser's intent is to acquire the Units at a discount to the value that the Purchaser might ultimately realize from owning the Units.

     The Offer is being made by the Purchaser as a speculative investment based upon the belief that the Units represent an attractive investment at the price offered based upon, in part, the remaining assets of the Partnership. The purpose of the Offer is to allow the Purchaser to benefit from any of the following: (i) cash distributions from Partnership operations in the ordinary course of business; (ii) distributions of net proceeds from the liquidation of any Partnership assets after the

Partnership has satisfied its liabilities; and/or (iii) any cash from redemption of the Units by the Partnership.

     DETERMINATION OF PURCHASE PRICE

     The Purchaser established the Purchase Price of $50,000 per Unit based on a number of factors, including (i) the remaining assets of the Partnership,
(ii) the illiquid nature of the investment, and (iii) the costs to the Purchaser associated with acquiring the Units.

     The Purchase Price represents the price at which the Purchasers are willing to purchase Units. No independent person has been retained by the Purchaser to evaluate or render any opinion with respect to the fairness of the Purchase Price to the Sellers and no representation is made as to such fairness. The Purchaser urges those Unit Holders that are considering tendering their Units pursuant to the Offer to first consult with their own advisors (e.g., tax, financial) in evaluating the terms of the Offer before deciding whether or not to tender Units.

     The Purchaser is offering to purchase Units which are a relatively illiquid investment and is not offering to purchase the Partnership's underlying assets. Consequently, the Purchaser does not believe that the underlying asset value of the Partnership is determinative in arriving at the Purchase Price. Nevertheless, using publicly available information concerning the Partnership contained in the Partnership's Annual Report on Form 10-K for the year ended September 30, 1998, and the Quarterly Report on Form 10-Q for the period ended December 31, 1998, the Purchaser used an estimated asset value to derive an estimated market value for the Units solely for purposes of formulating the Offer.

     In determining the estimated value of the Units, the Purchaser first calculated the estimated current net operating income in accordance with the Partnership's financial statements. Then, in consideration of the factors discussed above, the Purchaser determined the appropriate capitalization rate for the Partnership's net operating income. The resulting net asset value of the Partnership's properties was added to the Partnership's net current assets and the Partnership's total estimated asset value was then reduced by the Purchaser's estimate of the hypothetical costs to liquidate the Partnership's assets plus the Purchaser's estimated acquisition and transfer costs.

     Other measures of value may be relevant to a Unit Holder and all Unit Holders are urged to carefully consider all of the information contained in the Offer to Purchase, the Agreement of Sale and the Notice of Settlement and to consult with their own advisors (tax, financial or otherwise) in evaluating the terms of the Offer before deciding whether to tender Units. The Offer is being made as a speculative investment by the Purchaser based on its belief that there is inherent underlying value in the assets of the Partnership.

     The Partnership disclosed in its Annual Report on Form 10-K for the year ended September 30, 1998 filed with the Commission in December, 1998 (the "1998 10-K"), the following information with regard to restrictions on transfer of
Units:

     "There is no established trading market for the Units. In addition, the limited partnership agreement of the Partnership (the "Limited Partnership Agreement") places restrictions on the transferability of Units. No transferee of all or any part of a Unit may be admitted to the Partnership as a limited partner ("Limited Partner") without the written consent of Management L.P., which consent may be withheld in the absolute discretion of Management L.P. The Limited Partnership Agreement also provides that the transfer of the whole or any portion of a Unit shall not be effective to entitle the transferee to receive distributions of cash or other property from the Partnership applicable to the Unit acquired by reason of such transfer, unless Management L.P. consents in writing to such transfer."

     EFFECTS OF THE OFFER

     Purchaser believes that the fact that the Units are to be purchased pursuant to a tender offer pursuant to Schedule 14D-1 filed with the Commission should not cause the Partnership to constitute a "publicly traded partnership" for federal income tax purposes. In determining the number of Units for which the Offer is made (representing approximately 5% of the outstanding Units), the Purchaser took these restrictions into account and has conditioned the Offer on not causing the Partnership to constitute a "publicly traded partnership." See "Section 12. Certain Conditions of the Offer." The foregoing are hereafter referred to as the "Transfer Restrictions."

     EFFECT ON TRADING MARKET AND PRICE RANGE OF THE UNITS

     If a substantial number of Units are purchased pursuant to the Offer, the result will be a reduction in the number of Unit Holders. In the case of certain kinds of equity securities, a reduction in the number of security holders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In this case, however, there is a limited trading market for the Units and, therefore, the Purchaser does not believe a reduction in the number of Unit Holders will materially further restrict the Unit Holders' ability to find purchasers for their Units.

     The Partnership disclosed in its 1998 10-K that there is no public market for the Units, and it is not anticipated that a public market will develop.

     The Units are registered under Section 12(g) of the Exchange Act, which means, among other things, that the Partnership is required to file periodic reports with the Commission and to comply with the Commission's proxy rules. The Purchaser does not expect or intend that consummation of the Offer will cause the Units to cease to be registered under Section 12(g) of the Exchange Act. Currently, there are approximately 1,917 Unit Holders. If the Units were to be held by fewer than 300 persons, the Partnership could apply to de-register the Units under the Exchange Act. Because the Units are widely held, however, the Purchaser expects that even if it purchases the maximum number of Units in the Offer, after that purchase the Units will be held of record by more than 300 persons.

SECTION 8.  FUTURE PLANS

     The successful purchase of 5% of the outstanding Units by the Purchaser will cause the Purchaser to own approximately 9.95% of the outstanding Units. The Purchaser may then be in a position to influence the General Partner and the operation of the Partnership. However, the Purchaser is acquiring the Units pursuant to the Offer for investment purposes only, has no current intentions to change current management or operations of the Partnership and has no current plans for any extraordinary transactions involving the Partnership.

     The Purchaser believes that current market conditions are such that a sale of the Partnership's assets would be in the best interests of the Unit Holders. The Purchaser supports the proposal to liquidate the Partnership as described in the Notice of Settlement. See "Section 13. Certain Legal Matters and Required Regulatory Approvals, Liquidation of the Partnership".

     The Purchaser and its affiliates may acquire additional Units through private purchases, one or more future tender offers or by any other means deemed advisable. Such future purchases will also be for investment purposes only and may be at prices higher or lower than the Purchase Price.

SECTION 9. CERTAIN INFORMATION CONCERNING THE BUSINESS OF THE PARTNERSHIP AND RELATED MATTERS

     BUSINESS

     The following information was extracted from the Partnership's 1998 10-K and the Quarterly Report on Form 10-Q for the three-month period ended December 31, 1998 (collectively, the "Reports"), which were filed with the Commission. The Purchaser did not prepare any of the information contained in the Reports and extracted in this Offer and the Purchaser makes no representation as to the accuracy or completeness of such information. The Partnership is a limited partnership organized under the laws of the state of Delaware. The Partnership disclosed in the 1998 10-K that:

     "In December 1986, the Partnership acquired all of the issued and outstanding shares (the "Shares") of the capital stock of Synthetic Industries, Inc., a Delaware corporation (the "Company"). The Partnership currently owns approximately 66% of the Company's common stock, par value $1.00 per share (the "Common Stock"). The Company manufactures and markets a wide range of polypropylene-based fabric and fiber products designed for industrial applications. The information set forth under the heading "Business" in the Form 10-K of the Company for the fiscal year ended September 30, 1998 (the "Form 10-K") is incorporated herein by reference.

     "Since its organization in 1986, the Partnership has conducted no business except (i) engaging in the transactions described in a confidential offering memorandum dated January 16, 1987, as supplemented, relating to the offering and sale of units of limited partnership interest in the Partnership (the "Units"); and (ii) owning and voting the Shares. The Partnership's principal executive offices are located at 309 LaFayette Road, Chickamauga, Georgia 30707, and its telephone number is (706) 375-3121.

     "The sole general partner of the Partnership is SI Management L.P., a Delaware limited partnership ("Management L.P." or the "General Partner"). The sole general partner of Management L.P. is Synthetic Management G.P. ("Synthetic G.P."). Synthetic G.P. is a Georgia general partnership whose partners are controlled by certain members of the Company's senior management. See "Directors and Executive Officers--Partners of Synthetic G.P." Since their respective dates of the formation, neither Synthetic G.P. nor Management L.P. has engaged in any business, other than Synthetic G.P. acting as the general partner of Management L.P. and Management L.P. acting as the general partner of Synthetic L.P."

     SUMMARY FINANCIAL INFORMATION

     Set forth below is a summary of certain financial information with respect to the Partnership, which has been excerpted or derived from the Partnership's 1998 10-K and Quarterly Report on Form 10-Q for the Quarterly Period ended December 31, 1998. More comprehensive financial and other information is included in such reports and other documents filed by the Partnership with the Commission, and the following summary is qualified in its entirety by reference to such reports and other documents and all the financial information and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at the addresses set forth in the "Introduction." The Purchaser disclaims any responsibility for the information included in such reports and documents, and extracted in this Offer to Purchase. The Partnership disclosed in its 1998 10-K that:

     "The selected consolidated financial data presented below for, and as of the end of, each of the fiscal years in the five year period ended
September 30,1998 have been derived from the audited consolidated financial statements of Synthetic Industries L.P. The consolidated financial statements as of September 30, 1998 and 1997 and for the three-year period ended
September 30, 1998 and the independent auditor's report thereon are included in
Item 8 of this Form 10-K. Dollars are in thousands, except unit and per unit information."



SUMMARY OF OPERATIONS DATA:

                                                                             YEAR ENDED SEPTEMBER 30,
---------------------------------------------------------------------------------------------------------------------------------

                                               1998               1997               1996             1995                1994
---------------------------------------------------------------------------------------------------------------------------------
Net Sales                                   $368,996           $345,572            $299,532         $271,427            $234,977

Gross profit                                 122,319            112,385              91,211           76,721              82,672

Operating Income                              48,695             50,291              37,813           28,687              41,007

Income from continuing operations             29,451             29,552              14,341            5,436              20,257
before provision for income taxes,
minority interest in subsidiary net
income and extraordinary item

Income from continuing operations             17,596             17,011               7,441            1,936              11,657
before minority interest in
subsidiary net income and
extraordinary item


Income from continuing operations             11,314              3,165               7,367            1,917             11,540
attributable to limited partners

Extraordinary item--loss from early               --            (11,950)                 --               --                 --
extinguishment of debt

Net income (loss)                              11,429             3,197               7,441            1,936             11,657

Income from continuing operations             $14,143            $3,956              $9,209           $2,396            $14,425
per limited partnership unit

Limited partnership units                         800               800                 800              800                800
outstanding

BALANCE SHEET DATA:

                                                         AS OF SEPTEMBER 30,
                                 ----------------------------------------------------------------
                                   1998          1997          1996          1995          1994
                                 --------      --------      --------      --------      --------
Working capital. . . . . . .     $ 85,602      $ 88,032      $ 63,418      $ 69,041      $ 44,116

Total assets . . . . . . . .      439,851       394,795       323,756       312,302       287,935

Long-term debt . . . . . . .      236,843       220,464       194,353       192,048       172,490

Partners' Capital. . . . . .       80,545        68,876        65,185        57,758        55,819

SECTION 10.  CERTAIN INFORMATION CONCERNING THE PURCHASER

     The Purchaser is a Washington Limited Liability Company which was organized for the purpose of entering into strategic investments. The Purchaser's offices are located at 425 Pike Street, Suite 600, Seattle, Washington 98101. The Purchaser owns 39.625 Units which is approximately 4.95% of the issued and outstanding Units.

     Except as otherwise set forth herein: (i) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser beneficially owns or has a right to acquire any Units; (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1, or any affiliate of the Purchaser or any member, director, executive officer, or subsidiary of any of the foregoing has effected any transaction in the Units; (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser has any contract, arrangement, understanding, or relationship with any other person with respect to any securities of the Partnership, including but not limited to, contracts, arrangements, understandings, or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies, consents, or authorizations; (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the SEC between any of the Purchasers, or, to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or affiliates, on the other hand; and (v) there have been no contracts, negotiations, or transactions between the Purchaser or to the best knowledge of the Purchaser, any of the persons listed on Schedule 1 or any affiliate of the Purchaser, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer (other than as described in Section 8 of this Offer) or other acquisition of securities, an election or removal of the General Partner, or a sale or other transfer of a material amount of assets.

SECTION 11.  SOURCE AND AMOUNT OF FUNDS

     The Purchaser expects that approximately $2,000,000 (exclusive of fees and expenses) will be required to purchase 40 Units (approximately 5% of the 800 Units outstanding), if tendered. The source of these funds shall be the Purchaser's working capital and, therefore, the Offer is not contingent upon the Purchaser obtaining financing.

SECTION 12.  CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, the Purchaser will not be required to accept for payment or, subject to any applicable rules or regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Units promptly after the expiration or termination of the Offer), to pay for any Units tendered, and may postpone the acceptance for payment or, subject to the restriction referred to above, payment for any Units tendered, and may amend or terminate the Offer if (i) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon purchase of the Units pursuant to the Offer, the Purchaser will have full rights to ownership as to all such Units and that the Purchaser will become a registered owner on the books and records of the Partnership, (ii) the Purchaser shall not have confirmed to its reasonable satisfaction that, upon the purchase of the Units pursuant to the Offer, the Transfer Restrictions will have been satisfied, or
(iii) all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the purchase contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser will not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the Expiration Date any of the following conditions exist:

          (a) the acceptance by the Purchaser of Units tendered and not withdrawn pursuant to the Offer or the transfer of such Units to the Purchaser violates restrictions in the Partnership Agreement which prohibit any transfer of Units which would cause a termination of the Partnership or would cause the Partnership to be taxed as a "publicly traded partnership" under the Code;

          (b) there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Units pursuant to the Offer or otherwise directly or indirectly relating to the Offer, or otherwise, in the judgment of the Purchaser, adversely affecting the Purchaser or the Partnership;

          (c) any statute, rule or regulation shall have been proposed, enacted, promulgated or deemed applicable to the Offer, or any action or order shall have been proposed, entered into or taken, by any government, governmental agency, or other regulatory or administrative agency or authority, which, in the judgment of the Purchaser, might (i) result in a delay in the ability of the Purchaser or render the Purchaser unable, to purchase or pay for some or all of the tendered Units, (ii) make such purchase or payment illegal, or (iii) otherwise adversely affect the Purchaser or the Partnership;

          (d) any change shall have occurred or be threatened in the business, financial condition, results of operations, tax status or prospects of the Partnership which, in the judgment of the Purchaser, is or may be adverse to the Partnership, or the Purchaser shall have become aware of any facts which, in the judgment of the Purchaser, have or may have adverse significance with respect to the value of the Units;

          (e) there shall have occurred (i) any general suspension of, or limitation on prices for or trading in, securities in the over-the-counter market or on the New York Stock Exchange, Inc., (ii) a declaration of a banking moratorium or any suspension of payment in respect of banks in the United States or any limitation by federal or state authorities on the extension of credit by lending institutions, or (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the

     United States; or, in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

          (f) a tender or exchange offer for some or all of the Units is made, or publicly proposed to be made or amended, by another person;

          (g) the Partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Units,
     (iii) declared or paid any distribution, other than in cash, on any of its partnership interests, (iv) authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business, or (v) proposed or effected any amendment to the Partnership Agreement;

          (h) the failure to occur of any necessary approval or authorization by any federal or state authorities necessary to consummation of the Purchaser of all or any part of the Units to be acquired hereby, which in the sole judgment of the Purchaser in any such case, and regardless of the circumstances (including any action of the Purchaser) giving rise thereto, makes it inadvisable to proceed with such purchase or payment; or

          (i) the Purchaser or any of its affiliates and the Partnership shall have agreed that the Purchaser shall amend or terminate the Offer or postpone the payment for the Units pursuant thereto.

     The foregoing conditions are for the sole benefit of the Purchaser and its affiliates and may be asserted by the Purchaser regardless of the circumstances (including, without limitation, any action or inaction by the Purchaser or any of its affiliates) giving rise to such condition, or may be waived by the Purchaser, in whole or in part, from time to time in its sole discretion. The failure by the Purchaser at any time to exercise the foregoing rights will not be deemed a waiver of such rights, which rights will be deemed to be ongoing and may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this Section 12 will be final and binding upon all parties.

SECTION 13.  CERTAIN LEGAL MATTERS AND REQUIRED REGULATORY APPROVALS

     GENERAL

     Except as set forth in this Offer to Purchase, based on its review of publicly available filings by the Partnership with the Commission and other publicly available information regarding the Partnership, the Purchaser is not aware of any licenses or regulatory permits that would be material to the business of the Partnership, taken as a whole, and that might be adversely affected by the Purchaser's acquisition of Units as contemplated herein, or any filings, approvals or other actions by or with any domestic, foreign or governmental authority or administrative or regulatory agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer as contemplated herein. Should any such approval or other action be required, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's or the Purchaser's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval.
The Purchaser's obligation to purchase and pay for Units is subject to certain conditions. See "Offer to Purchase --Section 12. Certain Conditions of the Offer."

     STATE TAKEOVER LAWS

     The Purchaser has not attempted to comply with any state takeover statutes in connection with the Offer. The Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in the Offer, nor any action taken in connection herewith, is intended as a waiver of that right. In the event that any state takeover statute is found applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase, or pay for, any Units tendered.

     LIQUIDATION OF THE PARTNERSHIP

     It is important to note that during 1997 and 1998 there has been a significant amount of litigation between the General Partner and certain limited partners regarding whether the Partnership should be liquidated and/or the price of such liquidation.

     Synthetic and others have filed various proxy statements with the SEC in this regard. In its Quarterly Report on Form 10-Q for the Quarterly Period ended December 31, 1998, the Partnership described this litigation as follows:

     "In connection with the proposed dissolution of the Partnership, pursuant to an Agreement and Plan of Withdrawal and Dissolution (the "Plan"), the Company [Synthetic Industries, Inc.], its directors and certain other of the Company's officers who are affiliated with the General Partner have been named in two putative class and derivative action lawsuits filed by certain limited partners of the Partnership. In the first action, filed on February 11, 1997 in the Delaware Court of Chancery and thereafter amended, the plaintiffs have alleged, among other things, breach of contract with respect to the Partnership Agreement which governs the Partnership, breach of the defendants' fiduciary duty to the limited partners and the Company, that the Plan was unlawfully coercive, that the General Partner has allegedly failed to satisfy certain conditions precedent to the right of limited partners to amend the partnership agreement and that certain amendments necessary to implement the Plan violate the terms of the partnership agreement. The plaintiffs sought, among other equitable and legal remedies, removal of the General Partner, dissolution of the Partnership, appointment of a liquidating trustee, to enjoin the implementation of the Plan and compensatory damages in an undetermined amount. On October 23, 1997, the Court preliminarily enjoined the implementation of the Plan, although the Plan was subsequently approved by limited partners on November 7, 1997. On November 7, 1997, the Delaware Supreme Court accepted the defendants' petition for an expedited appeal of this injunction, and briefing and oral argument on the appeal was completed as of January 6, 1998. On March 19, 1998, the Delaware Supreme Court issued an opinion affirming the Court of Chancery's grant of a preliminary injunction and remanded the case for further proceedings. On April 27, 1998, the Court of Chancery granted the motion of certain pro-Plan intervenors to intervene in the action, but denied their motion to disqualify plaintiffs' counsel. On May 14, 1998, the General Partner withdrew the Plan. After the withdrawal of the Plan, plaintiffs, on June 3, 1998, filed a Consolidated Third Amended and Supplemental Class and Derivative Complaint (the "Third Amended Complaint"). The Third Amended Complaint, among other things, eliminated certain requests for relief related to the Plan and added certain allegations related to the Company's Employee Stock Purchase Plan and certain options granted to certain directors and officers of the Company. In addition to the relief sought in prior complaints, the Third Amended Complaint seeks declaratory relief with respect to certain provisions of the Partnership Agreement, the invalidation of the Company's Employee Stock Purchase Plan, the invalidation of certain options granted to the Company's directors and officers, and the invalidation of certain amendments to the Company's certificate of incorporation and bylaws relating to voting by consent and the calling of special meetings. On July 20, 1998, defendants filed a motion to dismiss the Third Amended Complaint. The defendants have denied any allegation of wrongdoing.

     "The second lawsuit was filed in the U.S. District Court of the Northern District of California on May 1, 1997, and thereafter amended. The plaintiff has alleged in his amended complaint various federal securities and proxy violations allegedly arising out of the joint proxy statement and prospectus that was mailed to limited partners in connection with the solicitation of proxies for the vote on the Plan and other related documents. The plaintiff also added the Company as a named defendant, alleging that all defendants acted in concert with, and as agents of, each other; however the plaintiff made no specific independent allegations with respect to the Company. The plaintiff sought, among other equitable and legal remedies, to enjoin the implementation of the Plan and unspecified damages. On November 6, 1997, the Court granted in part the plaintiff's motion for a temporary restraining order enjoining the implementation of the Plan. After the withdrawal of the Plan, defendants, on June 19, 1998, filed a motion to dismiss the claims as moot. On July 17, 1998, plaintiff moved to amend his complaint purportedly to include an additional plaintiff and additional claims for relief, including permanent injunctive relief for any violations of the securities laws in the future. The amended complaint also adds the Partnership as a nominal defendant. On September 24, 1998, the Court denied the defendants' motion to dismiss and granted plaintiff's motion to amend the complaint. The defendants have denied any allegation of wrongdoing.

     "On December 29, 1997, a purported derivative action was filed in the Delaware Chancery Court by a limited partner of the Partnership against certain of the Company's officers and directors with regard to certain stock options plans adopted by the Company in 1994. Both the Partnership and the Company were named as nominal defendants. The plaintiff alleged that the defendants breached their fiduciary duties by adoption of the stock option plans. The plaintiff seeks, among other things, a declaration that the stock options granted under the plans are invalid, the establishment of a constructive trust over the stock options, unspecified compensatory damages and reasonable attorneys' fees and expenses. By order dated June 23, 1998, this action was consolidated with the Delaware action described above. The defendants deny any allegation of wrongdoing and intend to vigorously contest the lawsuit.

     "Based on the Company's review of the allegations made in the above actions to date, the Company does not believe that the ultimate resolution of these actions will have a material adverse effect on the Company's results of operations or financial condition.

     "The Partnership is a principal stockholder of the Company and certain members of the Company's management control the General Partner."

     On April 19, 1996, the Company announced that preliminary approval of a settlement agreement relating to the civil suits described above was granted by the United States District Court for the Northern District of California. A summary of the settlement agreement ("Notice of Settlement") was purportedly sent to all limited partners of the Partnership. If you did not receive a copy of the Notice of Settlement, contact The Mills Law Firm, 300 Drake's Landing, Suite 155, Greenbrae, California 94904, Telephone: (415) 464-4770, Facsimile:
(415) 464-4777; or Smith, Katzenstein & Furlow, LLP, 800 Delaware Avenue,
P.O. Box 410, Wilmington, DE 19899, Telephone: (302) 652-8400; Facsimile:
(302) 652-8405. The Notice of Settlement describes the proposed settlement as follows:

     "The Settlement resolves a number of disputes involving the Partnership and the Company. (See "IV. Definitions Used In This Notice" for definitions of all capitalized terms.) The Settlement will result in a diligent, cooperative effort to sell the Company in a transaction that maximizes value for the Company's stockholders, followed by the orderly liquidation of the Partnership. If the Company is sold, the sale proceeds received by the Partnership for its stock in the Company will be distributed PRO RATA to the Partners in the Partnership liquidation, after provision for liabilities including, but not limited to, the costs of Settlement and attorneys' fees and expenses that may be awarded by the Court ("Liabilities"). If the Company is not sold, the Partnership will nonetheless be dissolved and liquidated in accordance with the terms of the Partnership Agreement, and, after provision for Liabilities, the Company stock held by the Partnership will be distributed PRO RATA to the Partners in an orderly manner."

     The Notice of Settlement describes the procedure for selling the Company (defined therein as the "Sales Process") as follows:

     "The Sales Process will formally commence on the first date following final approval of the Settlement that the Company, or the Financial Advisor on behalf of the Company, distributes written information inviting interested persons to contact the Company or the Financial Advisor with respect to a Sale of the Company Transaction. The Sales Process will continue for an initial term of six (6) months from the date of commencement. The Sales Process, under certain conditions specified in the Settlement Agreement, may be extended for such reasonable amount of time as the Special Committee in its good faith business judgment, and in consultation with the Special Advisory Committee, determines to be appropriate. The Special Committee may, in consultation with the Special Advisory Committee, terminate the Sales Process prior to the date on which the six-month term (or any extension of that term) is scheduled to expire, if a bona fide offer for a Sale of the Company Transaction is accepted by the Special Committee.

     "A Sale of the Company Transaction will not be consummated until the Settlement is deemed 'Final' (meaning that it can no longer be disapproved or overturned by any court)."

     The Sales Process cannot formally commence until after final approval of the Settlement. The Notice of Settlement describes the Settlement approval process as follows:

     "The Court will hold a Settlement Hearing on May 24, 1999 at 2:00 p.m., before the Honorable Claudia Wilken, United States District Judge, at the United States Courthouse,

     (1301 Clay Street, 4th Floor, Oakland, California 94612). The purpose of the Settlement Hearing will be to determine, among other things: (1) whether the approval of the Settlement and full release of the claims which were or could have been asserted in the California and Delaware Actions in exchange for the terms of the Settlement is fair, just, reasonable and adequate and in the best interests of the Settlement Class and the Partnership and should be approved by the Court; (2) whether the application of the Plaintiffs' Counsel for an award of attorneys' fees and expenses should be approved; (3) whether the California and Delaware Actions should be dismissed on the merits and with prejudice as set forth in the Stipulation and Agreement of Settlement filed with the Court, dated as of April 1, 1999.

     . . . .

     "The fairness hearing may be continued by the Court without further notice to the Settlement Class."

SECTION 14.  FEES AND EXPENSES

     The Purchaser will pay all expenses of the Offer, including the fees and expenses of the Depositary, but excluding the $3,750 in transfer fees associated with each Unit (or portion thereof), which will be subtracted from the price per Unit. Transfer fees for fractional Units will be equal to the percentage of a full unit times $3,750. The Purchaser will pay the Information Agent and the Depositary reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. Brokers, dealers, commercial banks and trust companies and other nominees, if any, will, upon request and prior approval of the Purchaser, be reimbursed by the Purchaser for reasonable and customary clerical and mailing expenses incurred by them in forwarding materials to their customers.

SECTION 15.  MISCELLANEOUS

     THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) UNIT HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

     The Purchaser has filed with the Commission the Schedule 14D-1, together with exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain information with respect to the Offer, and may file amendments thereto. Such Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission as set forth above in "Introduction."

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser that is contrary to the information contained in this Offer to Purchase or in the Agreement of Sale and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase pursuant to the Offer shall, under any circumstances, create any implication that there has been no change in the affairs of the Purchaser or the Partnership since the date as of which information is furnished or the date of this Offer to Purchase.

                                       Mercer Acquisition LLC
                                       May 4, 1999

                                     SCHEDULE 1

            INFORMATION REGARDING THE MANAGERS OF MERCER ACQUISITION LLC

     Set forth in the table below are the names of the managers and/or members of Mercer Acquisition LLC and their present principal occupations and five (5) year employment histories. Each individual is a citizen of the United States and the business address of each person is 425 Pike Street, Suite 600, Seattle, WA 98101.

 NAME                              PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
                                         AND FIVE-YEAR EMPLOYMENT HISTORY

Eric Dillon                        Mr. Dillon is currently employed as Senior
                                   Vice President Investments of Salomon Smith
                                   Barney and has held this position since
                                   November 1993.  Mr. Dillon is also Managing
                                   General Partner of Dillon/Flaherty Partners
                                   Ltd. and has held this position since June
                                   1994.  Mr. Dillon has been a member of Mercer
                                   Acquisition LLC since February 1997.

Dan Evans                          Mr. Evans has been a Vice President of
                                   Salomon Smith Barney since March 1999.  From
                                   July 1986 to March 1999, Mr. Evans served as
                                   Vice President of R.L. Evans Co. Mr. Evans has been a member of Mercer Acquisition LLC since February 1997.

Gary Furukawa                      Mr. Furukawa has been President of Freestone
                                   Management Capital since February 26, 1999.
                                   From January 1994 to February 1999, Mr.
                                   Furukawa served as a Senior Vice President of Salomon Smith Barney. Mr. Furukawa has been a member of Mercer Acquisition LLC since
                                   February 1997.

Jennifer Sabelhaus                 Ms. Sabelhaus has been Manager of Mercer
                                   Acquisition LLC since February 1997. Prior to February 1997, Ms. Sabelhaus was a student at Seattle Pacific University.

                                     SCHEDULE 2

                 FINANCIAL STATEMENTS OF SYNTHETIC INDUSTRIES L.P.
         (EXTRACTED FROM THE SYNTHETIC INDUSTRIES L.P. QUARTERLY REPORT ON
        FORM 10-Q FOR THE QUARTER ENDED DECEMBER 31, 1998 AND ANNUAL REPORT
                ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1998)

                                     FORM 10-Q

Part I-FINANCIAL INFORMATION
Item 1. Financial Information

                         SYNTHETIC INDUSTRIES L.P.
                             AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS

   (In thousands of dollars, except limited partnership units outstanding)

                                                    December 31,  September 30,
           ASSETS                                       1998          1998
                                                    ------------  -------------
                                                     (Unaudited)
CURRENT ASSETS:
  Cash.............................................    $    147     $    287
  Accounts receivable, net of allowance for
   doubtful accounts of $2,630 and $2,714..........      49,513       64,251
  Inventory (Note 3)...............................      54,885       52,450
  Other current assets.............................      17,165       16,644
                                                       --------     --------
      TOTAL CURRENT ASSETS.........................     121,710      133,632

PROPERTY, PLANT AND EQUIPMENT, net (Note 4)........     220,199      218,449

OTHER ASSETS.......................................       7,184       87,770
                                                       --------     --------
                                                       $429,093     $439,851

          LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable.................................    $ 23,807     $ 26,438
  Accrued expenses and other current liabilities...       9,837       13,653
  Income taxes payable (Note 6)....................          54          285
  Interest payable.................................       6,051        2,154
  Current maturities of long-term debt (Note 5)....       1,274        5,500
                                                       --------     --------
      TOTAL CURRENT LIABILITIES....................      41,023       48,030

LONG-TERM DEBT (Note 5)............................     232,118      236,843

DEFERRED INCOME TAXES (Note 6).....................      32,996       32,996

MINORITY INTEREST IN SUBSIDIARY....................      41,806       41,437

PARTNERS' CAPITAL:
  General Partner capital..........................         810          805
  Limited Partners' capital, 800 units
   issued and outstanding..........................      80,340       79,740
                                                       --------     --------
      TOTAL PARTNERS' CAPITAL......................      81,150       80,545
                                                       --------     --------
                                                       $429,093     $439,851
                                                       --------     --------
                                                       --------     --------

          See notes to consolidated financial statements

                            SYNTHETIC INDUSTRIES L.P.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands of dollars, except net income per partnership unit and limited partnership units)
                                   (Unaudited)

                                                                  Three Months
                                                                Ended December 31,
                                                                1998           1997
                                                              -------         -------
Net sales..................................................   $87,162         $76,581
                                                              -------         -------
Costs and expenses:
  Cost of sales............................................    59,794          53,197
  Selling expenses.........................................     9,789           8,327
  General and administrative expenses......................     8,594           7,375
  Plant consolidation costs (Note 7).......................     1,619              -
  Amortization of excess of purchase price over net
   assets acquired and other intangibles...................       726             648
                                                              -------         -------
                                                               80,522          69,547
                                                              -------         -------
      Operating income.....................................     6,640           7,034
                                                              -------         -------
Other expenses:
  Interest expense, net ...................................     4,948           4,790
  Amortization of deferred financing costs.................       196             151
                                                              -------         -------
                                                                5,144           4,941
                                                              -------         -------
Income before income tax provision and minority
 Interest in subsidiary net income.........................     1,496           2,093
Income tax provision (Note 6)..............................       652             935
                                                              -------         -------
Income before minority interest in subsidiary net income...       844           1,158
Minority interest in net income............................       324             448
                                                              -------         -------
NET INCOME.................................................   $   520         $   710
                                                              =======         =======
Net income attributable to:
  General Partner..........................................     $   5           $   5
  Limited Partner..........................................     $ 516           $ 705
                                                                -----           -----
  Net income...............................................     $ 520           $ 710
                                                                =====           =====
Net income per partnership unit............................     $ 645           $ 881
Limited Partnership units outstanding......................       800             800

                 See notes to consolidated financial statements

                            SYNTHETIC INDUSTRIES L.P.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands of dollars)
                                   (Unaudited)

                                                                                Three Months
                                                                              Ended December 31,
                                                                              1998           1997
                                                                            --------       --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................................    $    520       $    710
  Adjustments to reconcile net income to net cash
   provided by operations:
    Minority interest in subsidiary net income..........................         324            448
    Depreciation and amortization.......................................       5,714          5,021
    Provision for bad debts.............................................         (81)           212
    Deferred income taxes ..............................................           -            500
  Change in assets and liabilities:
    Accounts receivable.................................................      14,823         17,040
    Inventory...........................................................      (2,430)        (4,128)
    Other assets........................................................        (854)        (1,069)
    Accounts payable....................................................      (2,670)        (4,994)
    Accrued expenses and other current liabilities......................      (3,818)        (3,825)
    Income taxes payable................................................        (231)           320
    Interest payable....................................................       3,897          3,492
                                                                            --------       --------
      Net cash provided by operating activities.........................      15,194         13,727

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment............................      (4,658)       (14,379)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments under term loan............................................           -        (25,000)
  (Repayments) borrowings under the Credit Facility.....................      (9,218)        33,485
  Redemption of 12 3/4% Senior subordinated debentures..................           -         (7,403)
  Repayments under capital lease obligations and
   other long term debt.................................................      (1,618)          (189)
  Deferred financing costs..............................................           -           (422)
  Proceeds from sale of treasury stock under the Employee
   Stock Purchase Plan..................................................         148              -
  Proceeds from exercise of stock options...............................          38             85
                                                                            --------       --------
      Net cash (used) provided by financing activities..................     (10,650)           556
      Effect of exchange rate changes on cash...........................         (26)             9
                                                                            --------       --------
NET DECREASE IN CASH....................................................        (140)           (87)

CASH AT BEGINNING OF PERIOD.............................................         287            340
                                                                            --------       --------
CASH AT END OF PERIOD...................................................    $    147       $    253
                                                                            ========       ========

SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION:
Cash paid during the period for:
  Interest..............................................................    $  1,051       $  1,298
  Income taxes..........................................................         883            115
  Net capital obligation for purchase of equipment (Note 5).............       1,884              -

                 See notes to consolidated financial statements

                            SYNTHETIC INDUSTRIES L.P.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            (In thousands of dollars)

                (Information as of December 31, 1998 and for the
             periods ending December 31, 1998 and 1997 is unaudited)

1.   ORGANIZATION

     Synthetic Industries, L.P. (the "Partnership") is a limited partnership organized under the laws of Delaware. In December 1986, the Partnership acquired all of the issued and outstanding shares of Synthetic Industries, Inc. (the "Company"). The Company manufactures and markets a wide range of polypropylene-based fabric and fiber products designed for industrial applications. The Company's diverse mix of products are marketed to the floor covering, construction and technical textile markets for such end-use applications as carpet backing, geotextiles, erosion control, concrete reinforcement and furniture construction fabrics.

     Since its organization in 1986 and subsequent admission of limited partners the Partnership has conducted no business except owning and voting the shares of the Company. The Company had 8,672,382 shares of Common Stock outstanding at December 31, 1998, of which approximately 66% are owned by the Partnership. As the Partnership has no independent operations or assets other than its investment in the Company, the Partnership's financial statements are substantially identical to those of the Company, with the exception of the minority interest and certain expenses recognized by the Partnership associated with a withdrawn common stock offering. As a result, the footnote information presented below relates to that of the Company, except as disclosed. Accordingly, all references to fiscal year refer to the Company's fiscal year which ends on September 30th.

2.   INTERIM CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated financial statements as of December 31, 1998 and for the periods ended December 31, 1998 and 1997 included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position at December 31, 1998, and the results of operations for the three months ended December 31, 1998 and 1997, have been made on a consistent basis. Certain information and footnote disclosures included in consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures herein are adequate to make the information presented not misleading. It is suggested that these consolidated financial statements be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1998. Operating results for the three months ended December 31, 1998 may not necessarily be indicative of the results that may be expected for the full year.

3.   INVENTORY

                                             December 31,   September 30,
                                                 1998           1998
                                             ------------   -------------
     Finished goods........................    $39,214         $37,689
     Work in process.......................      7,443           7,107
     Raw materials.........................      8,228           7,654
                                               -------         -------
                                               $54,885         $52,450
                                               =======         =======

4.   PROPERTY, PLANT AND EQUIPMENT

                                              December 31,    September 30,
                                                  1998             1998
                                              ------------    -------------
     Land....................................  $  4,585         $  4,585
     Buildings and improvements..............    42,588           42,588
     Equipment under capital lease...........    12,800           12,500
     Machinery and equipment and
      leasehold improvements.................   273,214          266,972
                                               --------         --------
                                                333,187          326,645
     Accumulated depreciation................   112,988          108,196
                                               --------         --------
                                               $220,199         $218,449
                                               ========         ========

5.   LONG-TERM DEBT

                                              December 31,    September 30,
                                                  1998            1998
                                              ------------    -------------
     Credit facility:
       Securitization........................   $24,262         $ 29,162
       Revolver..............................    25,704           30,022
     9 1/4% senior subordinated
      notes, due 2007........................   170,000          170,000
     Capital lease obligation................    12,229           10,647
     Other...................................     1,197            2,512
                                               --------         --------
                                                233,392          242,343
     Less current portion....................     1,274            5,500
                                               --------         --------
     Total long term portion.................  $232,118         $236,843
                                               ========         ========

     At December 31, 1998, interest rates under the Securitization and Revolver ranged from 6.05% to 7.75%, respectively. Availability under the Credit Facility was approximately $34,300 at December 31, 1998.

     On October 4, 1998, the Company entered into a 7.03% eight-year capital lease for the acquisition of equipment of $5,300 and repaid the balance of the May 15, 1996 capital lease of $3,416.

6.   INCOME TAXES

     The provision for income taxes in the consolidated statements of operations reflects an effective tax rate of 41% for the three months ended December 31, 1998 and 1997.

7.  PLANT CONSOLIDATION COSTS

     On November18,1998the Company announced its plans to combine its non- woven manufacturing operations into one modern facility. As a result, in the first quarter of 1999, the Company recorded a pretax charge of $1,619 ($0.11 per share on an after tax basis). The charge primarily reflects severance provisions incurred related with workforce reductions of approximately 105 employees. As of December 31, 1998, payments of $274 have been made for these charges.

8.   LITIGATION

     The Company and its subsidiaries are parties to litigation arising out of their business operations. Such litigation primarily involves claims for personal injury, property damage, breach of contract and claims involving employee relations and certain administrative proceedings. The Company believes such claims are either adequately covered by insurance or do not involve a risk of material loss to the Company.

     In connection with the proposed dissolution of the Partnership, pursuant to an Agreement and Plan of Withdrawal and Dissolution (the "Plan"), the Company, its directors and certain other of the Company's officers who are affiliated with the General Partner have been named in two putative class and derivative action lawsuits filed by certain limited partners of the Partnership. In the first action, filed on February 11, 1997 in the Delaware Court of Chancery and thereafter amended, the plaintiffs have alleged, among other things, breach of contract with respect to the Partnership Agreement which governs the Partnership, breach of the defendants' fiduciary duty to the limited partners and the Company, that the Plan was unlawfully coercive, that the General Partner has allegedly failed to satisfy certain conditions precedent to the right of limited partners to amend the partnership agreement and that certain amendments necessary to implement the Plan violate the terms of the partnership agreement. The plaintiffs sought, among other equitable and legal remedies, removal of the General Partner, dissolution of the Partnership, appointment of a liquidating trustee, to enjoin the implementation of the Plan and compensatory damages in an undetermined amount. On October 23, 1997, the Court preliminarily enjoined the implementation of the Plan, although the Plan was subsequently approved by limited partners on November 7, 1997. On November 7, 1997, the Delaware Supreme Court accepted the defendants' petition for an expedited appeal of this injunction, and briefing and oral argument on the appeal was completed as of January 6, 1998. On March 19, 1998, the Delaware Supreme Court issued an opinion affirming the Court of

     Chancery's grant of a preliminary injunction and remanded the case for further proceedings. On April 27, 1998, the Court of Chancery granted the motion of certain pro-Plan intervenors to intervene in the action, but denied their motion to disqualify plaintiffs' counsel. On May 14, 1998, the General Partner withdrew the Plan. After the withdrawal of the Plan, plaintiffs, on June 3, 1998, filed a Consolidated Third Amended and Supplemental Class and Derivative Complaint (the "Third Amended Complaint"). The Third Amended Complaint, among other things, eliminated certain requests for relief related to the Plan and added certain allegations related to the Company's Employee Stock Purchase Plan and certain options granted to certain directors and officers of the Company. In addition to the relief sought in prior complaints, the Third Amended Complaint seeks declaratory relief with respect to certain provisions of the Partnership Agreement, the invalidation of the Company's Employee Stock Purchase Plan, the invalidation of certain options granted to the Company's directors and officers, and the invalidation of certain amendments to the Company's certificate of incorporation and bylaws relating to voting by consent and the calling of special meetings. On July 20, 1998, defendants filed a motion to dismiss the Third Amended Complaint. The defendants have denied any allegation of wrongdoing.

     The second lawsuit was filed in the U.S. District Court of the Northern District of California on May 1, 1997, and thereafter amended. The plaintiff has alleged in his amended complaint various federal securities and proxy violations allegedly arising out of the joint proxy statement and prospectus that was mailed to limited partners in connection with the solicitation of proxies for the vote on the Plan and other related documents. The plaintiff also added the Company as a named defendant, alleging that all defendants acted in concert with, and as agents of, each other; however the plaintiff made no specific independent allegations with respect to the Company. The plaintiff sought, among other equitable and legal remedies, to enjoin the implementation of the Plan and unspecified damages. On November 6, 1997, the Court granted in part the plaintiff's motion for a temporary restraining order enjoining the implementation of the Plan. After the withdrawal of the Plan, defendants, on June 19, 1998, filed a motion to dismiss the claims as moot. On July 17, 1998, plaintiff moved to amend his complaint purportedly to include an additional plaintiff and additional claims for relief, including permanent injunctive relief for any violations of the securities laws in the future. The amended complaint also adds the Partnership as a nominal defendant. On September 24, 1998, the Court denied the defendants' motion to dismiss and granted plaintiff's motion to amend the complaint. The defendants have denied any allegation of wrongdoing.

     On December 29, 1997, a purported derivative action was filed in the Delaware Chancery Court by a limited partner of the Partnership against certain of the Company's officers and directors with regard to certain stock options plans adopted by the Company in 1994. Both the Partnership and the Company were named as nominal defendants. The plaintiff alleged that the defendants breached their fiduciary duties by adoption of the stock option plans. The plaintiff seeks, among other things, a declaration that the stock options granted under the plans are invalid, the establishment of a constructive trust over the stock options, unspecified compensatory damages and reasonable attorneys' fees and expenses. By order dated June 23, 1998, this action was consolidated with the Delaware action described above. The defendants deny any allegation of wrongdoing and intend to vigorously contest the lawsuit.

     Based on the Company's review of the allegations made in the above actions to date, the Company does not believe that the ultimate resolution of these actions will have a material adverse effect on the Company's results of operations or financial condition.

     The Partnership is a principal stockholder of the Company and certain members of the Company's management control the General Partner.

     By letter dated October 22,1998, a demand for indemnification was received from a customer with respect to utilization of Fibermesh (reserved) in concrete slabs in the State of California. The demand for indemnification pertained to any and all damages relating to their use of the Fibermesh (reserved) product. No lawsuits have been filed against the Company and based upon the information provided to the Company, the scope of liability and potential damages, if any, cannot be ascertained at this time. The Company has engaged outside counsel to investigate this claim and intends to vigorously defend its product.

                                   FORM 10-K

                           SYNTHETIC INDUSTRIES L.P.
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

    (IN THOUSANDS OF DOLLARS, EXCEPT LIMITED PARTNERSHIP UNITS OUTSTANDING)

                                                                      SEPTEMBER 30,
                                                                  --------------------
                                                                    1998        1997
                                                                  --------    --------
                                     ASSETS
CURRENT ASSETS:
  Cash..........................................................  $    287     $    340
  Accounts receivable, net (Note 4).............................    64,251       60,031
  Inventory (Note 5)............................................    52,450       54,139
  Other current assets (Note 6).................................    16,644       15,402
                                                                  --------    --------
    TOTAL CURRENT ASSETS........................................   133,632      129,912
PROPERTY, PLANT AND EQUIPMENT, net (Note 7).....................   218,449      182,102
OTHER ASSETS (Note 8)...........................................    87,770       82,781
                                                                  --------    --------
                                                                  $439,851     $394,795
                                                                  --------    --------
                                                                  --------    --------
                        LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
  Accounts payable..............................................  $ 26,438     $ 27,030
  Accrued expenses and other current liabilities................    13,653       11,613
  Income taxes payable (Note 10)................................       285           52
  Interest payable..............................................     2,154        2,467
  Current maturities of long-term debt (Note 9).................     5,500          718
                                                                  --------    --------
    TOTAL CURRENT LIABILITIES...................................    48,030       41,880
LONG-TERM DEBT (Note 9).........................................   236,843      220,464

DEFERRED INCOME TAXES (Note 10).................................    32,996       28,430

MINORITY INTEREST IN SUBSIDIARY.................................    41,437       35,145

COMMITMENTS AND CONTINGENCIES (Note 15)

PARTNERS' CAPITAL
  General Partner Capital.......................................       805         688
  Limited Partners' Capital, 800 Units issued and outstanding...    79,746      68,188
                                                                  --------    --------
    TOTAL PARTNERS' CAPITAL.....................................    80,545      68,876
                                                                  --------    --------
                                                                  $439,851    $394,795
                                                                  --------    --------
                                                                  --------    --------

                 See notes to consolidated financial statements

                           SYNTHETIC INDUSTRIES L.P.
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

    (IN THOUSANDS OF DOLLARS, EXCEPT LIMITED PARTNERSHIP UNITS OUTSTANDING)

                                                                           YEAR ENDED SEPTEMBER 30,
                                                                       --------------------------------
                                                                         1998        1997        1996
                                                                       --------    --------    --------
Net sales...........................................................   $368,996    $345,572    $299,532
                                                                       --------    --------    --------
Costs and expenses:
  Cost of sales.....................................................    246,677     233,187     208,321
  Selling expenses..................................................     39,358      31,801      27,488
  General and administrative expenses...............................     31,479      27,701      23,318
  Amortization of excess of purchase price over net assets
   acquired and other intangibles...................................      2,787       2,592       2,592
                                                                       --------    --------    --------
                                                                        320,301     295,281     261,719
                                                                       --------    --------    --------
  Operating income..................................................     48,695      50,291      37,813
                                                                       --------    --------    --------
Other expenses:
  Interest expense, net.............................................     18,515      20,085      22,773
  Amortization of deferred financing costs..........................        729         654         699
                                                                       --------    --------    --------
                                                                         19,244      20,739      23,472
                                                                       --------    --------    --------
Income before provision for income taxes, minority interest
  in subsidiary net income and extraordinary item...................     29,451      29,552      14,341
Provision for income taxes (Note 10)................................     11,855      12,541       6,900
                                                                       --------    --------    --------
Income before minority interest in subsidiary net income
 and extraordinary item.............................................     17,596      17,011       7,441
Minority interest in subsidiary net income..........................      6,167       1,864          --
                                                                       --------    --------    --------
Income before extraordinary item....................................     11,429      15,147       7,441
Extraordinary item--Loss from early extinguishment of debt
 (net of tax benefit of $7,481) (Note 9)............................         --      11,950          --
                                                                      ----------  ----------  ----------
NET INCOME..........................................................   $ 11,429    $  3,197    $  7,441
                                                                       --------    --------    --------
                                                                       --------    --------    --------
Net income attributable to:
  General partner...................................................   $    115    $     32    $     74
  Limited partners..................................................     11,314       3,165       7,367
                                                                       --------    --------    --------
                                                                       $ 11,429    $  3,197    $  7,441
                                                                       --------    --------    --------
                                                                       --------    --------    --------
Net income per limited partnership unit.............................   $ 14,143    $  3,956    $  9,209
                                                                       --------    --------    --------
                                                                       --------    --------    --------
Limited partnership units outstanding...............................        800         800         800
                                                                       --------    --------    --------
                                                                       --------    --------    --------

                 See notes to consolidated financial statements

                           SYNTHETIC INDUSTRIES L.P.
                                 AND SUBSIDIARY

            CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                           (IN THOUSANDS OF DOLLARS)

                                                                            TOTAL
                                                                 GENERAL   LIMITED   PARTNERS'
                                                                 PARTNER   PARTNER    CAPITAL
                                                                 -------   -------   --------
Balance, September 30, 1995...................................     $575    $57,183    $57,758
Net income....................................................       74      7,367      7,441
Foreign currency translation..................................       --        (14)       (14)
                                                                   ----    -------    -------
Balance, September 30, 1996...................................      649     64,536     65,185
Net income....................................................       32      3,165      3,197
Equity from the Offering......................................        5        424        429
Foreign currency translation..................................        2         63         65
                                                                   ----    -------    -------
Balance, September 30, 1997...................................      688     68,188     68,876
Net income....................................................      115     11,314     11,429
Foreign currency translation..................................       --         39         39
Exercise stock options........................................        1         52         53
Stock transfer................................................        1        147        148
                                                                   ----    -------    -------
Balance, September 30, 1998...................................     $805    $79,740    $80,545
                                                                   ----    -------    -------
                                                                   ----    -------    -------

                 See notes to consolidated financial statements

                           SYNTHETIC INDUSTRIES L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (IN THOUSANDS OF DOLLARS)

                                                                                        YEAR ENDED SEPTEMBER 30,
                                                                                    ---------------------------------
                                                                                      1998        1997         1996
                                                                                    --------    ---------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income in minority interest................................................   $ 11,429    $   3,197    $  7,441
  Adjustments to reconcile net income to cash provided by operations:
    Minority Interest in subsidiary net income...................................      6,167        1,864          --
    Extraordinary loss on early extinguishment of debt...........................         --       19,431          --
    Depreciation and amortization................................................     21,261       18,236      16,299
    Deferred income taxes........................................................      4,977        2,270       3,400
    (Recoveries of) provision for bad debts......................................        (13)         520       1,024
  Change in operating assets and liabilities, net of acquisition:
    Accounts receivable..........................................................     (2,478)      (9,993)       (943)
    Inventory....................................................................      3,343      (13,634)      6,451
    Other assets.................................................................     (1,232)         236        (647)
    Accounts payable.............................................................     (3,166)       6,803      (3,801)
    Accrued expenses and other current liabilities...............................      2,046        1,111       2,648
    Income taxes payable.........................................................        323       (1,355)        (48)
    Interest payable.............................................................       (313)      (3,557)       (403)
                                                                                    --------    ---------    --------
      Net cash provided by operating activities..................................     42,344       25,129      31,421

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment.....................................    (46,112)     (53,980)    (29,253)
  Acquisition of business, net of cash acquired..................................     (6,000)      (9,354)         --
                                                                                    --------    ---------    --------
      Net cash used in investing activities......................................    (52,112)     (63,334)    (29,253)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Net (repayments) borrowings under term loan....................................    (25,000)     (20,000)     19,000
  Net borrowings (repayments) under the credit facility..........................     43,607        9,427     (20,734)
  Issuance of 9 1/4% Senior subordinated notes...................................         --      170,000          --
  Redemption of 12 3/4% Senior subordinated debentures...........................     (7,403)    (132,597)         --
  Prepayment costs on early extinguishment of debt...............................         --      (15,920)         --
  Proceeds from underwritten public offering.....................................         --       33,681          --
  Proceeds from exercise of stock options........................................         85           --          --
  Proceeds from sale of treasury stock under the Employee Stock Purchase Plan....        130           --          --
  Repayments of capital lease obligation and other long-term debt................     (1,002)        (660)       (342)
  Debt issuance costs............................................................       (792)      (5,525)       (101)
                                                                                    --------    ---------    --------
      Net cash provided by (used in) financing activities........................      9,625       38,406      (2,177)
      Effect of exchange rate changes on cash....................................         90           36           2
                                                                                    --------    ---------    --------
NET (DECREASE) INCREASE IN CASH..................................................        (53)         237          (7)
CASH AT BEGINNING OF PERIOD......................................................        340          103         110
                                                                                    --------    ---------    --------
CASH AT END OF PERIOD............................................................   $    287    $     340    $    103
                                                                                    --------    ---------    --------
                                                                                    --------    ---------    --------
SUPPLEMENTAL SCHEDULE OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest.........................................................................   $ 21,232    $  23,642    $ 23,176
  Income taxes...................................................................      5,927        4,145       3,548
  SUPPLEMENTAL SCHEDULE OF NONCASH ACTIVITY
  Capital lease obligation incurred for purchase of equipment....................   $  7,500    $      --    $  5,000
  Treasury stock transferred to Synthetic Industries, Inc. in exchange
   for note receivable...........................................................      1,759           --          --
  Payable incurred for acquisition of business...................................      1,302           --          --

                 See notes to consolidated financial statements

                           SYNTHETIC INDUSTRIES, L.P.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

1.  ORGANIZATION

    Synthetic Industries, L.P. (the "Partnership") is a limited partnership organized under the laws of Delaware. In December 1986, the Partnership acquired all of the issued and outstanding shares of Synthetic Industries, Inc. (the "Company"). The Company manufactures and markets a wide range of polypropylene-based fabric and fiber products designed for industrial applications. The Company's diverse mix of products are marketed to the floor covering, construction and technical textile markets for such end-use applications as carpet backing, geotextiles, erosion control, concrete reinforcement and furniture construction fabrics.

    Since its organization in 1986 and subsequent admission of limited partners, the Partnership has conducted no business except owning and voting the shares of the Company. As a result of its public offering of Common Stock in November 1996, the Company had 8,668,750 shares of Common Stock outstanding at September 30, 1998, of which approximately 66% are owned by the Partnership. As the Partnership has no independent operations or assets other than its investment in the Company, the Partnership's financial statements are substantially identical to those of the Company, with the exception of the minority interest and certain expenses recognized by the Partnership associated with a withdrawn common stock offering. As a result, the footnote information presented below relates to that of the Company, except as disclosed. Accordingly, all references to fiscal year refer to the Company's fiscal year which ends on September 30(th).

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All significant intercompany transactions and balances have been eliminated.

    REVENUE RECOGNITION

    Revenue from product sales is recognized at the time of shipment.

    FOREIGN CURRENCY TRANSLATION

    The assets and liabilities of foreign subsidiaries are translated at the fiscal year-end rates of exchange, and the results of operations are translated at the average rates of exchange for the years presented. Gains or losses resulting from translating foreign currency financial statements are accumulated in the cumulative translation adjustments account in the stockholders' equity section of the accompanying consolidated balance sheets. Foreign currency transaction gains and losses are included in results of operations. Foreign currency realized and unrealized gains and losses for the years presented were not material.

    INVENTORY

    Inventory is stated at the lower of cost, determined using the first-in, first-out method, or market.

                           SYNTHETIC INDUSTRIES, L.P.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation is provided on the straight-line method based on estimated useful lives, as follows:

Building and improvements.........................................  25 years
Machinery and equipment...........................................  14 years

    Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the lease. Expenses for repairs, maintenance and renewals are charged to operations as incurred. Expenditures which improve an asset or extend its useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the results of operations.

    Capitalized interest is charged to machinery and equipment and amortized over the lives of the related assets. Interest capitalized during fiscal 1998, 1997 and 1996 was $2,404, $838 and $392, respectively.

    INCOME TAXES

    The Company accounts for income taxes using an asset and liability approach in accordance with Statement of Financial Accounting Standards No. 109 ("SFAS 109"). Under SFAS 109, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in the statement of operations for the period that includes the enactment date.

    EXCESS OF PURCHASE PRICE OVER NET ASSETS ACQUIRED

    The excess of purchase price over net assets acquired is amortized on a straight-line basis over a period of 20 to 40 years. Excess of purchase price over net assets acquired is assessed for recoverability on a regular basis. In evaluating the value and future benefits of goodwill, its carrying value would be reduced by the excess, if any, of the balance over management's best estimate of undiscounted future cash flows before amortization of the related intangible assets over the remaining amortization period.

    DEFERRED FINANCING AND INTANGIBLE ASSETS

    Deferred financing costs are amortized over periods from 5 to 12 years. Intangible assets consist primarily of a Fibermesh-Registered Trademark-trademark and patents on civil engineering products, which are amortized on a straight-line basis over 40 and 15 years, respectively.

    INCOME PER LIMITED PARTNERSHIP UNIT

    Income per limited partnership unit is based upon the weighted average number of units outstanding during each respective year. Net income is allocated to the General Partner, the Limited Partners, and the minority interest based on their respective ownership percentages.

                           SYNTHETIC INDUSTRIES, L.P.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which must be adopted for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 will not have a material effect on the Company's results of operations or financial condition.

    Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which must be adopted for fiscal years beginning after December 15, 1997. Under the new standard, companies will be required to report certain information about operating segments in consolidated financial statements. Operating segments will be determined based on the method that management organizes its businesses for making operating decisions and assessing performance. SFAS 131 also requires companies to report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Company is currently evaluating the effect SFAS 131 will have on its financial statement presentation.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which must be adopted for fiscal quarters of fiscal years beginning after June 15,1999. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS 133 will not have a material effect on the Company's results of operations or financial condition.

    RESEARCH AND DEVELOPMENT

    The Company's research and market development is focused primarily on development and as such the Company engages in product design, development and performance validation to improve existing products and to create new products. The Company expended $8,100, $4,208, and $2,942 in fiscal 1998, 1997, and 1996, respectively. Research and market development costs are expensed as incurred and included in general and administrative expenses.

    RECLASSIFICATION OF PRIOR FINANCIAL STATEMENTS

    Certain reclassifications have been made to previous years' financial statements to conform with 1998 classifications.

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

3.  BUSINESS ACQUISITIONS

    On March 18, 1998, pursuant to a Stock Purchase Agreement, as subsequently amended, the Company acquired all of the outstanding shares of Novocon International, Inc. (the "Novocon Acquisition"), a manufacturer and marketer of steel concrete reinforcing fibers, for $7,302. The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired of $5,293 (primarily accounts receivable and inventory of $1,731 and $1,654, respectively) and the liabilities assumed of $4,880 (primarily accounts payable and other debt of $2,545 and $2,335, respectively) based upon the fair market value at the date of acquisition. The excess purchase price over the fair values of the net assets acquired has been recorded as goodwill, which is being amortized on a straight-line basis over 20 years. The operating results of the acquired business have been included in the consolidated statement of operations from the date of acquisition.

    On February 27, 1997, the Company acquired certain assets of the Spartan Technologies division of Spartan Mills (the "Spartan Acquisition") for approximately $9,400. The Spartan Acquisition has been accounted for using the purchase method of accounting, and, accordingly, the purchase price has been allocated to the net assets acquired (accounts receivable, inventory, and property, plant and equipment) based on the fair market value (which approximated cost) at the date of acquisition. The operating results of the acquired business have been included in the consolidated statement of operations from the date of acquisition.

4.  ACCOUNTS RECEIVABLE

    Accounts receivable are presented net of the doubtful allowances of $2,714, $2,707 and $3,036 for fiscal 1998, 1997 and 1996, respectively. The Company had net recoveries for the year ended September 30, 1998 of $20 and amounts written off against established allowances of $849 and $2,041 for the years ended September 30, 1997 and 1996, respectively.

    The Company grants uncollateralized trade terms to most U.S. customers. A majority of the Company's carpet backing sales are with customers located in the state of Georgia. As of September 30, 1998 and 1997, $27,766 and $26,126, respectively of the Company's accounts receivable balances were due from customers located in this state. Net sales to one customer represented approximately 25%, 20% and 18% of consolidated net sales for 1998, 1997 and 1996, respectively.

5.  INVENTORY

                                                                   SEPTEMBER 30,
                                                                ------------------
                                                                  1998       1997
                                                                -------    -------
Finished goods................................................  $37,689    $33,572
Work in process...............................................    7,107      7,427
Raw materials.................................................    7,654     13,140
                                                                -------    -------
                                                                $52,450    $54,139
                                                                -------    -------
                                                                -------    -------

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

6. OTHER CURRENT ASSETS

                                                           SEPTEMBER 30,
                                                         ------------------
                                                           1998       1997
                                                         -------    -------
Prepaid supplies.......................................  $ 9,603    $ 9,003
Deferred tax assets (Note 10)..........................    4,639      5,050
Insurance receivable...................................    1,110        191
Other..................................................    1,292      1,158
                                                         -------    -------
                                                         $16,644    $15,402
                                                         -------    -------
                                                         -------    -------

7. PROPERTY, PLANT AND EQUIPMENT

                                                               SEPTEMBER 30,
                                                           --------------------
                                                             1998        1997
                                                           --------    --------
Land.....................................................  $  4,585    $  4,585
Buildings and improvements...............................    42,588      35,398
Equipment under capital leases...........................    12,500       4,973
Machinery and equipment and leasehold improvements.......   266,972     227,304
                                                           --------    --------
                                                            326,645     272,260
Accumulated depreciation.................................   108,196      90,158
                                                           --------    --------
                                                           $218,449    $182,102
                                                           --------    --------
                                                           --------    --------

    Depreciation expense on property, plant and equipment was $17,745, $14,990 and $13,008 in fiscal 1998, 1997 and 1996, respectively.

8. OTHER ASSETS

                                                                 SEPTEMBER 30,
                                                             --------------------
                                                              1998         1997
                                                             -------     --------
Excess of purchase price over net assets acquired..........  $107,379    $ 99,818
Intangible assets..........................................     3,698       3,546
Deferred financing costs...................................    12,443      11,651
                                                             --------    --------
                                                              123,520     115,015
Accumulated amortization...................................    35,750      32,234
                                                             --------    --------
                                                             $ 87,770    $ 82,781
                                                             --------    --------
                                                             --------    --------

    Amortization expense was $3,516, $3,246 and $3,291 in fiscal 1998, 1997 and 1996, respectively.

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

9. LONG-TERM DEBT

                                                               SEPTEMBER 30,
                                                           --------------------
                                                             1998        1997
                                                           --------    --------
Credit facility:
  Securitization.......................................    $ 29,162    $     --
  Revolver.............................................      30,022      13,420
  Term loan portion....................................          --      25,000
9 1/4% senior subordinated notes, due2007..............     170,000     170,000
12 3/4% senior subordinated debentures, due 2002.......          --       7,403
Capital lease obligation (Note 16).....................      10,647       4,083
Other..................................................       2,512       1,276
                                                           --------    --------
                                                            242,343     221,182
Less current portion...................................       5,500         718
                                                           --------    --------
Total long-term portion................................    $236,843    $220,464
                                                           --------    --------
                                                           --------    --------

    CREDIT FACILITY

    On December 18, 1997, the Company and its lenders, with BankBoston as agent, entered into a new five-year credit facility (the "Credit Facility"). Proceeds from the Credit Facility were used to repay the Fourth Amended and Restated Revolving Credit Agreement dated October 20, 1995. The Credit Facility consists of up to a $40 million asset based securitization program (the "Securitization"), with amounts borrowed through a wholly owned subsidiary, Synthetic Funding Corporation, and a $60 million senior secured revolver facility (the "Revolver"). In conjunction with the Securitization, the Company entered into a five-year agreement with its subsidiary providing for the sale of substantially all of its receivables on a revolving basis. Securitization and Revolver borrowings are collateralized by the Company's accounts receivable and substantially all of the assets of the Company, excluding real property, respectively.

    Interest on the Securitization is based on the applicable commercial paper rate in effect plus a spread. The Revolver permits borrowings which bear interest, at the Company's option, (i) for domestic borrowings based on the lender's base rate or (ii) for Eurodollar borrowings based on a spread over the Interbank Eurodollar rate at the time of conversion. Spreads for the Securitization and the Eurodollar borrowings are determined by the operational performance of the Company. At September 30, 1998, the balances under the Securitization and Revolver were $29,162 and $30,022, respectively, at interest rates ranging from 6.27% to 8.5%.

    The Revolver provides for borrowings under letters of credit of up to $10,000, which borrowings reduce amounts available under the Revolver. At September 30, 1998, letters of credit of $402 were outstanding.

    The Credit Facility contains covenants related to the maintenance of certain operating ratios and limitations as to the amount of capital expenditures. The Company's ability to pay dividends on Common Stock is prohibited under the Credit Facility.

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

9.  LONG-TERM DEBT (CONTINUED)
    SENIOR SUBORDINATED DEBENTURES AND NOTES

    On February 11, 1997, the Company issued $170,000 in aggregate principal amount of 9 1/4% Senior Subordinated Notes due 2007 (the "Notes"), which represent unsecured obligations of the Company. The Notes are redeemable at the option of the Company at any time on or after February 15, 2002, initially at 104.625% of their amount, together with accrued interest, with declining redemption prices thereafter. Interest on the Notes is payable semi-annually on February 15 and August 15.

    In connection with the issuance of the Notes, the Company redeemed approximately $132,600 principal amount of its 12 3/4% Senior Subordinated Debentures due 2002 (the "Debentures") at a redemption price of 111.07% of the principal amount thereof. In addition, the Company repaid $20,000 of its outstanding term loan borrowings as of March 5, 1997. In connection with the early extinguishment of debt, the Company recorded an extraordinary loss of $11,950 (representing call premium and prepayment fees of $15,920 and write off of deferred financing costs of $3,511, net of an income tax benefit of $7,481) during the second quarter of fiscal 1997.

    On December 1, 1997 the Company redeemed the remaining $7,403 aggregate principal amount of Debentures outstanding at a redemption price of 106.375% of the principal amount thereof, together with accrued interest as of the redemption date.

    AGGREGATE MINIMUM PAYMENTS AND FAIR VALUE

    Approximate aggregate minimum annual payments due on long term debt and capital leases (see Note 16), for the subsequent five years, are as follows:
1999, $2,549; 2000, $1,408; 2001, $1,516; 2002, $1,631; 2003, $60,940; and
thereafter, $176,212.

    The fair value of the Company's Notes is estimated to be $169,150 and $176,375 at September 30, 1998 and 1997, respectively. The fair value of the Debentures were estimated to be $7,875 at September 30, 1997. The fair values are based on quoted market prices for the Notes and Debentures in the over-the-counter market.

10. INCOME TAXES

    The sources of the Company's income before provision for income taxes are as follows:

                                                              YEAR ENDED SEPTEMBER 30,
                                                           -----------------------------
                                                             1998       1997       1996
                                                           -------    -------    -------
United States............................................  $28,575    $29,609    $14,083
Foreign..................................................    1,498      1,082        919
                                                           -------    -------    -------
Earnings before income taxes.............................  $30,073    $30,691    $15,002
                                                           -------    -------    -------
                                                           -------    -------    -------

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

10. INCOME TAXES (CONTINUED)
    The provision for income taxes contributable to the amounts shown above consists of the following:

                                                           YEAR ENDED SEPTEMBER 30,
                                                         ----------------------------
                                                           1998       1997      1996
                                                         -------    -------    ------
Current:
Federal................................................  $ 4,875    $ 8,796    $2,600
State..................................................      591      1,120       600
Foreign................................................      500        355       300
                                                         -------    -------    ------
                                                           5,966     10,271     3,500
                                                         -------    -------    ------
Deferred:
Federal................................................    6,594      1,900     3,200
State..................................................     (705)       370       200
                                                         -------    -------    ------
                                                           5,889      2,270     3,400
                                                         -------    -------    ------
Total..................................................  $11,855    $12,541    $6,900
                                                         -------    -------    ------
                                                         -------    -------    ------

    As described in Note 9, the Company recorded a current tax benefit of $7,481 in fiscal 1997 as a result of the early extinguishment of debt.

    A reconciliation of US income tax computed at the statutory rate and actual tax expense is as follows:

                                                                         YEAR ENDED SEPTEMBER 30,
                                                                      -----------------------------
                                                                        1998        1997      1996
                                                                      --------    -------    ------
Amount computed at statutory rate...................................  $ 10,526    $10,742    $5,250
State and local taxes less applicable federal income tax benefit....   978 998        550
Amortization of goodwill............................................       942        873       873
Tax credits.........................................................      (991)      (405)       --
Other nondeductible expenses........................................       202        181       115
Other, net..........................................................       198        152       112
                                                                      --------    -------    ------
                                                                      $ 11,855    $12,541    $6,900
                                                                      --------    -------    ------
                                                                      --------    -------    ------

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

10. INCOME TAXES (CONTINUED)

    The tax effects of significant items comprising the Company's net deferred tax liability are as follows:

                                                                            SEPTEMBER 30,
                                                                          ------------------
                                                                            1998      1997
                                                                          -------    -------
Property, plant and equipment...........................................  $31,754    $27,345
Trademarks and patents..................................................    1,242      1,085
                                                                          -------    -------
Total deferred tax liabilities..........................................   32,996     28,430
                                                                          -------    -------
Accounts receivable.....................................................      968      1,018
Inventory...............................................................      749        815
Accrued expenses........................................................    1,869      2,013
AMT credit carryforward.................................................       --      1,204
State tax credit carryforward...........................................    1,053         --
                                                                          -------    -------
Total deferred tax assets...............................................    4,639      5,050
                                                                          -------    -------
Net deferred tax liability..............................................  $28,357    $23,380
                                                                          -------    -------
                                                                          -------    -------

    At September 30, 1998 the Company has available state income tax credits of approximately $1,053 which are available to reduce future state income taxes, subject to statutory limitations, which will expire in 2007.

11. RETIREMENT PROGRAMS

    For US employees, the Company maintains a trusteed profit-sharing plan ("Plan") which is qualified under Section 401(k) of the Internal Revenue Code. All full-time employees over the age of 21 who have been employed continuously for at least one year are eligible for participation in the Plan. The Company may, but has not elected to, contribute a portion of its profits to the Plan, as determined by the Board of Directors. Employer contributions vest over 1 to 5 years. The Company has elected to match employee contributions to the Plan on a 50% basis but not to exceed 3% of the employee's annual compensation. During fiscal years 1998, 1997 and 1996, the Company contributed $1,117, $1,098 and $999, respectively. The Plan provides for the Company to bear the expense of the administration of the Plan. Pension expense on the foreign plans is not significant.

12. EMPLOYEE STOCK PURCHASE PLAN

    On February 25, 1998, the stockholders approved the Synthetic Industries, Inc. Employee Stock Purchase Plan (the "Stock Purchase Plan"), reserving 325,000 shares of Common Stock for issuance under this Plan. The Company adopted the Stock Purchase Plan with an initial option period commencing effective April 1, 1998, and continuing in three-month option periods thereafter. The Stock Purchase Plan permits eligible employees to purchase Common Stock through payroll deductions or lump sum contributions, which may not exceed $25 in a calendar year, at a price equal to 85% of the Common Stock price as reported by NASDAQ at the beginning or end of each option period, whichever is lower. As of September 30, 1998, 10,510 shares were purchased out of treasury stock under the Stock Purchase Plan.

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

13. STOCK OPTIONS

    DIRECTOR'S PLAN

    In August 1994, the Company adopted a stock option plan (the "Director's Plan") pursuant to which non-qualified stock options to purchase an aggregate of 125,261 shares of Common Stock were granted to the four non-employee Directors of the Company at an exercise price of $6.83 per share which was determined by reference to the fair market value of the Company's equity at the time such Directors joined the Board. The stock options were fully vested as of October 1, 1996 and have a term which expires on August 4, 2004. The Director's Plan does not provide for any further grants or options thereunder.

    MANAGEMENT PLAN

    The Company's 1994 and 1996 Stock Option Plans (collectively, the "Management Plans") for its key employees, provides for the granting of incentive stock options ("ISOs"), as provided in Section 422A of the Internal Revenue Code, and non-qualified stock options. The maximum aggregate number of shares of Common Stock that may be issued under the 1994 Plan and the 1996 Plan is 491,413 and 289,062, respectively.

    Stock option transactions during 1998, 1997 and 1996 are summarized as follows:

                                         SHARES
                                      RESERVED FOR                  SHARES
                                     ISSUANCE UNDER                AVAILABLE                      WEIGHTED
                                     THE MANAGEMENT    SHARES         FOR                          AVERAGE
                                          PLANS        GRANTED       GRANT           PRICE         PRICE
                                     --------------   ---------   -----------   ---------------   --------
Balance at September 30, 1995......      491,413        316,697      174,716         $10.72        $10.72
  Options granted..................      289,062        194,439           --         $10.72        $10.72
                                         -------        -------      -------    ---------------    ------
Balance at September 30, 1996......      780,475        513,136      267,339         $10.72        $10.72
  Options granted..................           --        175,500           --    $17.875-$21.375    $18.77
                                         -------        -------      -------    ---------------    ------
Balance at September 30, 1997......      780,475        688,636       91,839     $10.72-$21.375    $12.77
  Options granted..................           --         80,900           --         $15.00        $15.00
                                         -------        -------      -------    ---------------    ------
Balance at September 30, 1998......      780,475        769,536       10,939     $10.72-$21.375    $13.01

    At September 30, 1998, 506,917 options were exercisable at exercise prices ranging from $10.72 to 21.375 per share.

    The purchase price of the shares of Common Stock subject to options under the Management Plans must be no less than the fair market value of the Common stock at the date of grant; provided, however, that the purchase price of shares of Common Stock subject to ISOs granted to any optionee who owns shares possessing more than 10% of the combined voting power of the Company ("Ten Percent Shareholder') must not be less that 110% of the fair market value of the Common Stock at the date of the grant. The maximum term of an option may not exceed ten years from the date of the grant, except with respect to ISOs granted to Ten Percent Shareholders which must expire within five years of the date of grant.

    The Company has elected to continue measuring stock-based compensation using the intrinsic value approach under APB Opinion No. 25 and has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

13. STOCK OPTIONS (CONTINUED)

Accordingly, no compensation expense has been recognized for the options described above. Had compensation costs for the options been determined based on the fair value on the grant date consistent with the provisions of SFAS 123, the Company's net income and diluted income per share would have been changed to the following pro forma amounts:

                                                       1998      1997      1996
                                                     -------    ------    ------
Pro forma net income...............................  $17,640    $6,009    $8,012
Pro forma income per share.........................     1.96      0.69      1.35

    The fair values for the years presented were determined using a Black-Scholes option-pricing model with the following weighted average assumptions:

                                        1998             1997          1996
                                    ------------    ------------   ------------
Dividend yield....................      None            None           None
Volatility........................       64%             33%            33%
Risk-free interest rate...........  5.5% to 6.8%    6.4% to 6.8%   5.8% to 6.7%
Expected life.....................     4 years         4 years        4 years

    The weighted average fair value of options granted in 1998, 1997 and 1996 was $8.04, $10.30 and $5.78, respectively.

    For options outstanding and exercisable at September 30, 1998, the exercisable price ranges and average remaining lives were:

                      OPTIONS OUTSTANDING
            -----------------------------------------    OPTIONS EXERCISABLE
                              WEIGHTED                  ----------------------
              SHARES           AVERAGE        AVERAGE     SHARES      AVERAGE
EXERCISE    OUTSTANDING       REMAINING      EXERCISE   OUTSTANDING  EXERCISE
 PRICES     AT 9/30/98    CONTRACTUAL LIFE     PRICE    AT 9/30/98     PRICE
--------    -----------   ----------------   --------   -----------  ---------
$10.72        513,136           7.4           $10.72      335,743      $10.72
$15.00         80,900           9.8            15.00       16,300       15.00
$17.875       130,500           8.6            17.875     130,500       17.875
$21.375        45,000           8.75           21.375      24,375       21.375

14. RELATED PARTY TRANSACTIONS

    SI Management L.P. is the sole general partner of the Partnership. Synthetic Management G.P. is the sole general partner of SI Management L.P. By virtue of these relationships, Synthetic Management G.P. controls the management and affairs of the Partnership and therefore, the Company. The Partnership owns 5,699,194 shares of Common Stock, or approximately 66% of the issued and outstanding shares of Common Stock, and therefore, holds the voting power to determine the outcome of all matters upon which stockholders vote.

    The partners of Synthetic Management G.P. are the following five Delaware corporations: Chill Investments, Inc., Beckman Investments, Inc., Freed Investments, Inc., Kenner Investments, Inc. and W.G. Wright Investments, Inc. Each of Messrs. Chill, Beckman, Freed, Kenner and Wright is the sole director

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

14. RELATED PARTY TRANSACTIONS (CONTINUED)

and the sole stockholder of one of Synthetic Management G.P.'s partners. For further information concerning Messrs. Chill, Freed, Kenner and Wright, see "Executive Officers and Directors of the Company."

    The Company and the Partnership have entered into a Registration Rights Agreement pursuant to which the Company has agreed that upon request of the Partnership the Company will register under the Securities Act and applicable state securities laws the sale of the Common Stock owned by the Partnership and as to which registration has been requested. The Company's obligation is subject to certain limitations relating to a minimum amount required for registration, the timing of a registration and other similar matters. The Company is obligated to pay any registration expenses incidental to such registration, excluding underwriters' commissions and discounts. In connection with the Company's initial public offering of Common Stock in November 1996, the Company incurred approximately $650 of such incidental registration expenses on the behalf of the Partnership. The above description is qualified in its entirety by reference to the Registration Rights Agreement, a copy of which has been filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-1 (File No. 333-9377), filed with the Securities and Exchange Commission on September 13, 1996.

    On September 19, 1997, the Company and the Partnership entered into the Agreement and Plan of Withdrawal and Dissolution of the Partnership (the "Plan"). Pursuant to the Plan, the Partnership was to be dissolved in two separate phases. The first phase was to be an underwritten public offering of the number of shares of Common Stock that limited partners have elected to sell, and the second phase is to be one to three liquidating distributions of the unsold portions of the Partnership's shares of Common Stock, beginning 180 days after the completion of the public offering. On November 7, 1997, the limited partners approved the adoption of the Plan. However, the implementation of the Plan has been enjoined by courts in Delaware and California in connection with two lawsuits filed by certain limited partners of the Partnership against the Partnership and its general partner (the "General Partner"), among others. See "Claims and Legal Proceedings." Among other equitable and legal remedies, the plaintiff is seeking the removal of the General Partner and the liquidation of the Partnership. The Company is only a nominal defendant in these proceedings and does not presently possess any contractual rights with respect to their ultimate resolution. If, in connection with these lawsuits, the General Partner is removed or resigns, or the Partnership is liquidated under a court-appointed receiver, there can be no assurance that the resulting sale and/or distribution of the Partnership's shares of Common Stock will be made in the same or similar manner as that contemplated by the Plan. The General Partner has denied the allegations of the plaintiff and is vigorously contesting the lawsuits; however, in the event of an adverse ruling, the Company cannot predict the volume and price at which the Common Stock trades might be affected.

    A former executive officer of the Company and an affiliate of the Partnership, is being retained as a consultant to the Company. Pursuant to his consulting agreement with the Company, the former executive officer will receive, until January 31, 2000, or upon earlier termination of his consulting agreement, $125 per year and various insurance coverages, and will be authorized to exercise all stock options awarded to him, subject to applicable vesting provisions. Under this agreement, the former executive officer is required to provide the Company with 20 hours of consultation per month, has released the Company from any liability resulting from his employment and has also agreed not to compete against the Company.

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

14. RELATED PARTY TRANSACTIONS (CONTINUED)

    The Company leases office space under a five-year lease with one of the Company's executive officers. The term of the lease expires on September 30, 2003 and the rent is approximately $52 per year, which the Company believes is within prevailing market rates.

    Pursuant to a licensing agreement with the Company, an executive officer of the Company, receives royalties related to the manufacture and sale of a certain product for which the executive officer owns all of the U.S. and foreign patents. Under this agreement, the Company paid royalties of approximately $9 and $13 in fiscal 1998 and 1997, respectively, and will continue to pay such royalties until 2012 or the earlier termination of the licensing agreement.

    During fiscal 1998 and 1997 the Company paid fees of approximately $125 and $241, respectively, to a law firm in which Mr. Joseph Dana, a director of the Company was a member until May 21, 1997. Effective May 21, 1997, Mr. Dana became employed as Chief Operating Officer and General Counsel of the Company.

    In May 1998, the Company acquired 82,056 shares of Common Stock from the Partnership in exchange for $1,759 of amounts receivable from the Partnership, in partial settlement of expenses incurred by the Company on behalf of the Partnership during the last several years. The shares were acquired at their fair market value and are held in treasury for issuance under the Employee Stock Purchase Plan. At September 30, 1998, the remaining balance due the Company was $663.

15. COMMITMENTS AND CONTINGENCIES

    A. LEASE COMMITMENTS

    On April 7, 1998, the Company entered into an eight-year capital lease agreement to finance $7,500 of equipment at 7.25%. On October 4, 1998, the Company entered into an eight-year capital lease for the acquisition of equipment of $5,300 at an interest rate of 7.03%. The proceeds were primarily used to repay the balance of the May 15, 1996 capital lease of $3,416. The Company also leases certain factory and warehouse buildings and equipment under long-term operating leases expiring periodically through 2009.

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

15. COMMITMENTS AND CONTINGENCIES (CONTINUED)

    Future minimum lease payments under noncancelable lease obligations at September 30, 1998, including the October 4, 1998 capital lease are as follows:

                                                               CAPITAL      OPERATING
YEAR                                                            LEASES       LEASES
------------------------------------------------------------   -------     ---------
1999........................................................    $2,111     $ 4,836
2000........................................................     2,111       3,319
2001........................................................     2,111       1,901
2002........................................................     2,111       1,198
2003........................................................     2,111         557
Thereafter..................................................     5,816         603
                                                               -------     -------
Total minimum lease payments................................   $16,371     $12,414
                                                               -------
                                                               -------
Less amount representing interest...........................     3,841
                                                               -------
Present value of net minimum lease payments.................    12,530

Less current maturities of capital lease obligation.........     1,207
                                                               -------
Long-term capital lease obligation..........................   $11,323
                                                               -------
                                                               -------

    Total rental expense for the above operating leases and other short-term leases for the fiscal years 1998, 1997 and 1996 was $5,813, $4,112 and $4,499, respectively.

    B. CAPITAL EXPENDITURES

    In fiscal 1999, the Company plans to incur approximately $25,000 in connection with an expansion of its existing manufacturing facilities, primarily to increase capacity, subject to prevailing market conditions.

16. LITIGATION

    In connection with the proposed dissolution of the Partnership, pursuant to an Agreement and Plan of Withdrawal and Dissolution (the "Plan"), the Company, its directors and certain other of the Company's officers who are affiliated with the General Partner have been named in two putative class and derivative action lawsuits filed by certain limited partners of the Partnership. In the first action, filed on February 11, 1997 in the Delaware Court of Chancery and thereafter amended, the plaintiffs have alleged, among other things, breach of contract with respect to the Partnership Agreement which governs the Partnership, breach of the defendants' fiduciary duty to the limited partners and the Company, that the Plan was unlawfully coercive, that the General Partner has allegedly failed to satisfy certain conditions precedent to the right of limited partners to amend the partnership agreement and that certain amendments necessary to implement the Plan violate the terms of the partnership agreement. The plaintiffs sought, among other equitable and legal remedies, removal of the General Partner, dissolution of the Partnership, appointment of a liquidating trustee, to enjoin the implementation of the Plan and compensatory damages in an undetermined amount. On October 23, 1997, the Court preliminarily enjoined the implementation of the Plan, although the Plan was subsequently approved by limited partners on November 7, 1997. On November 7, 1997, the Delaware Supreme Court accepted the defendants' petition for an expedited appeal

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

16. LITIGATION (CONTINUED)

of this injunction, and briefing and oral argument on the appeal was completed as of January 6, 1998. On March 19, 1998, the Delaware Supreme Court issued an opinion affirming the Court of Chancery's grant of a preliminary injunction and remanded the case for further proceedings. On April 27, 1998, the Court of Chancery granted the motion of certain pro-Plan intervenors to intervene in the action, but denied their motion to disqualify plaintiffs' counsel. On May 14, 1998, the General Partner withdrew the Plan. After the withdrawal of the Plan, plaintiffs, on June 3, 1998, filed a Consolidated Third Amended and Supplemental Class and Derivative Complaint (the "Third Amended Complaint"). The Third Amended Complaint, among other things, eliminated certain requests for relief related to the Plan and added certain allegations related to the Company's Employee Stock Purchase Plan and certain options granted to certain directors and officers of the Company. In addition to the relief sought in prior complaints, the Third Amended Complaint seeks declaratory relief with respect to certain provisions of the Partnership Agreement, the invalidation of the Company's Employee Stock Purchase Plan, the invalidation of certain options granted to the Company's directors and officers, and the invalidation of certain amendments to the Company's certificate of incorporation and bylaws relating to voting by consent and the calling of special meetings. On July 20, 1998, defendants filed a motion to dismiss the Third Amended Complaint. The defendants have denied any allegation of wrongdoing.

    The second lawsuit was filed in the U.S. District Court of the Northern District of California on May 1, 1997, and thereafter amended. The plaintiff has alleged in his amended complaint various federal securities and proxy violations allegedly arising out of the joint proxy statement and prospectus that was mailed to limited partners in connection with the solicitation of proxies for the vote on the Plan and other related documents. The plaintiff also added the Company as a named defendant, alleging that all defendants acted in concert with, and as agents of, each other; however the plaintiff made no specific independent allegations with respect to the Company. The plaintiff sought, among other equitable and legal remedies, to enjoin the implementation of the Plan and unspecified damages. On November 6, 1997, the Court granted in part the plaintiff's motion for a temporary restraining order enjoining the implementation of the Plan. After the withdrawal of the Plan, defendants, on June 19, 1998, filed a motion to dismiss the claims as moot. On July 17, 1998, plaintiff moved to amend his complaint purportedly to include an additional plaintiff and additional claims for relief, including permanent injunctive relief for any violations of the securities laws in the future. The amended complaint also adds the Partnership as a nominal defendant. On September 24, 1998, the Court denied the defendants' motion to dismiss and granted plaintiff's motion to amend the complaint. The defendants have denied any allegation of wrongdoing.

    On December 29, 1997, a purported derivative action was filed in the Delaware Chancery Court by a limited partner of the Partnership against certain of the Company's officers and directors with regard to certain stock options plans adopted by the Company in 1994. Both the Partnership and the Company were named as nominal defendants. The plaintiff alleged that the defendants breached their fiduciary duties by adoption of the stock option plans. The plaintiff seeks, among other things, a declaration that the stock options granted under the plans are invalid, the establishment of a constructive trust over the stock options, unspecified compensatory damages and reasonable attorneys' fees and expenses. By order dated June 23, 1998, this action was consolidated with the Delaware action described above. The defendants deny any allegation of wrongdoing and intend to vigorously contest the lawsuit.

                           SYNTHETIC INDUSTRIES, L.P.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

        (IN THOUSANDS OF DOLLARS, EXCEPT UNIT AND PER UNIT INFORMATION)

16. LITIGATION (CONTINUED)

    Based on the Company's review of the allegations made in the above actions to date, the Company does not believe that the ultimate resolution of these actions will have a material adverse effect on the Company's results of operations or financial condition.

    The Partnership is a principal stockholder of the Company and certain members of the Company's management control the General Partner. See "Certain Relationships and Related Transactions."

    The Company and its subsidiaries are parties to litigation arising out of their business operations. Such litigation primarily involves claims for personal injury, property damage, breach of contract and claims involving employee relations and certain administrative proceedings. The Company believes such claims are either adequately covered by insurance or do not involve a risk of material loss to the Company.

    By letter dated October 22, 1998, a demand for indemnification was received from a customer with respect to utilization of Fibermesh-Registered Trademark-in concrete slabs in the State of California. The demand for indemnification pertained to any and all damages relating to their use of the Fibermesh-Registered Trademark-product. No lawsuits have been filed against the Company and based upon the information provided to the Company, the scope of liability and potential damages, if any, cannot be ascertained at this time. The Company has engaged outside counsel to investigate this claim and intends to vigorously defend its product.

                                     SCHEDULE 3

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                    OF OPERATIONS OF SYNTHETIC INDUSTRIES L.P.
            (EXTRACTED FROM THE SYNTHETIC INDUSTRIES L.P. QUARTERLY
           REPORT ON FORM 10-Q FOR THE QUARTER ENDED DECEMBER 31, 1998
      AND ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED SEPTEMBER 30, 1998)

                                   FORM 10-Q


ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As previously discussed, since its organization in 1986 and subsequent admission of Limited Partners, the Partnership has conducted no business except owning and voting the Shares. The Company had 8,673,382 shares of Common Stock outstanding as of December 31, 1998, of which approximately 66% was owned by the Partnership. As the Partnership has no independent operations or assets other than its investment in the Company, the Partnership's financial statements are substantially identical to those of the Company, with the exception of the minority interest, $765 due the Company and amounts paid by the Company on behalf of the Partnership relating to the Plan. As a result, the discussion and analysis of financial condition and results of operations presented below relates to the operations of the Company, except as disclosed. Accordingly, all references to fiscal year refer to the Company's fiscal year which ends on September 30th.

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the information contained in the Consolidated Financial Statements, including the notes thereto. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Forward Looking Statements." Dollars are in thousands, except per share data.

Liquidity and Capital Resources

To finance its capital expenditures and fund its operational needs, the Company has relied upon cash provided by operations, supplemented as necessary by bank lines of credit and long-term indebtedness. Cash provided by operating activities amounted to $15,194 and $13,727 for the three months ended December 31, 1998 and 1997, respectively. These amounts for the periods ending December 31, 1998 and 1997 reflect net income of $946 and $1,345, respectively, after deducting noncash charges of $5,633 and $5,733 and net working capital changes of $8,615 and $6,649 for each respective period.

Capital expenditures were $4,658 for the three months ended December 31, 1998 as compared to $14,379 for the same period of fiscal 1998. In addition, on October 4, 1998, the Company entered into a 7.03% eight-year capital lease for the acquisition of equipment of $5,300 and repaid the balance of the May 15, 1996 capital lease of $3,416. Capital expenditures planned for fiscal 1999 are approximately $25,000, primarily to expand the Company's manufacturing capacity, subject to prevailing market conditions.

Other sources of liquidity include the December 18, 1997 five-year credit facility between the Company and its lenders, with BankBoston as agent (the "Credit Facility") and the $170,000 aggregate principal amount of 9.25% Senior Subordinated Notes due February 15, 2007 (the "Notes").

The Credit Facility consists of up to a $40 million asset based securitization program (the "Securitization") and a $60 million senior secured revolver facility (the "Revolver"), collateralized by the Company's accounts receivable and substantially all of the Company's assets, excluding real property, respectively. At December 31, 1998, the balances under the Securitization and Revolver were $24,262 and $25,704 at interest rates ranging from 6.05% to 7.75%, respectively. Availability under the Credit Facility was approximately $34,300 at December 31, 1998.

The Notes, which represent unsecured obligations of the Company, are redeemable at the option of the Company at any time on or after February 15, 2002, at an initial redemption price of 104.625% of their principal amount together with accrued interest, with declining redemption prices thereafter. Interest on the Notes is payable semi-annually on February 15 and August 15 in the amount of $7,863.

Based on current levels of operations and anticipated growth, the Company's management expects net cash from operations and available credit facilities to be sufficient to fund the Company's short-term and long-term debt obligations, permit anticipated capital expenditures and fund the working capital needs of the Company for the next twelve months.

On November 18, 1998 the Company announced its plans to combine its non-woven manufacturing facilities. The Company estimates that $5,000 to $6,000 of pre-tax costs will be incurred relating to the plant combination. The move is expected to increase operating efficiencies by reducing overhead costs and centralizing production in a modern facility resulting in expected pre-tax savings of approximately $1,500 to $2,000 annually. In the first quarter of fiscal 1999, the Company recorded a $1,619 pre-tax charge ($0.11 per share on an after tax basis) associated with this combination, reflecting primarily severance and other employee related costs. As of December 31, 1998, payments of $274 have been made for these charges. The Company anticipates that all remaining costs will be incurred in fiscal 1999.

Results of Operations

The following table sets forth the percentage relationships to net sales of certain income statement items for the Company for the quarters ended December 31, 1998 and 1997.


                                        Three months ended
                                            December 31,
                                        -------------------
                                          1998        1997
                                        --------    -------

Net sales...........................    100.0%      100.0%
Cost of sales.......................     68.6        69.5
                                        -----       -----
  Gross profit......................     31.4        30.5
Selling expenses....................     11.2        10.9
General and administrative
  expenses..........................      9.8         9.4
Plant consolidation costs...........      1.9          --
Amortization of intangibles.........      0.8         0.8
                                        -----       -----
Operating income....................      7.7         9.4
Interest expense....................      5.7         6.3
Amortization of deferred
  financing costs...................      0.2         0.2
                                        -----       -----
Income before provision for
  taxes.............................      1.8         2.9
Provision for income taxes..........      0.7         1.2
                                        -----       -----
Net income .........................      1.1%        1.7%
                                        -----       -----
                                        -----       -----

Results of Operations for the Three Months Ended December 31, 1998

 Net sales for the first quarter of 1999 were $87,162 compared to $76,581 for the same period in 1998, an increase of $10,581, or 13.8%. Carpet backing sales for the first quarter of fiscal 1999 were $41,047 compared to $38,913 for the same period of fiscal 1998, an increase of $2,134, or 5.5%. This increase was primarily the result of higher unit volume in both primary and secondary carpet backing offset by lower average selling prices.
Construction and civil engineering product sales for the first quarter of fiscal 1999 were $30,127 compared to $22,664 for the same period of fiscal 1998, an increase of $7,463, or 32.9%, including $3,681 contributed by the Novocon steel fiber acquisition. Technical textiles sales for the first quarter of fiscal 1999 were $15,988 compared to $15,004 for the same period of fiscal 1998, an increase of $984, or 6.6%.

Gross profit for the first quarter of fiscal 1999 was $27,368 compared to $23,384 for the same period of fiscal 1998, an increase of $3,984, or 17.0%. As a percentage of sales, gross profit increased to 31.4% from 30.5%. This increase was primarily due to increased sales volume, growth of higher margin business and lower on average polypropylene costs, offset by lower selling prices, principally in carpet backing.

Selling, general and administrative expenses for the Company for the first quarter of fiscal 1999 were $18,281 compared to $15,515 for the same period of fiscal 1998, an increase of $2,766, or 17.8%. As a percentage of sales, selling, general and administrative expenses increased from 20.3% to 21.0%. The increase was primarily due to the increased construction and civil engineering sales and a $400 increase in research and market development costs. Included in general and administrative expenses for the Partnership were $102, which is due the Company for expenses incurred on behalf of the Partnership.

Operating Income for the Company for the first quarter of fiscal 1999 was $6,742 compared to $7,221 for the same period of fiscal 1998, a decrease of $479 or, 6.6%. As a percentage of sales, operating income decreased from 9.4% to 7.7%. The decrease in operating income was primarily due to plant consolidation costs of $1,619 (see Note 7) and increased selling, general and administrative costs, partially offset by improved margins. Excluding the plant consolidation costs, operating income for the first quarter of fiscal 1999 would have been $8,361, an increase of $1,140, or 15.8%, over operating income for the same period of fiscal 1998.

Interest expense for the first quarter of fiscal 1999 was $4,948 compared to $4,790 for the same period of fiscal 1998, an increase of $158, or 3.3%, due to lower average interest rates on higher outstanding debt. The effective income tax rate was 41% for the first quarter of each of fiscal 1999 and 1998.

Net income for the Company for the first quarter of fiscal 1999 was $946 compared to net income of $1,345 for the same period of fiscal 1998, a decrease of $399, or 29.7%. Earnings before interest, taxes, depreciation and amortization ("EBITDA")(1) for the Company for the first quarter of fiscal 1999 were $12,260 compared to $12,091 for the same period of fiscal 1998, an increase of $169, or 1.4%. The decrease in net income was primarily due to the factors discussed above. Excluding the plant consolidation costs, net income would have been $1,901, an increase of $556, or 41.3%, over net income for the same period of fiscal 1998. Net income for the first quarter of fiscal 1999 for the Partnership was $520, which included the additional general and administrative expenses and the minority interest in subsidiary net income.

-------------------

(1) The Company believes that EBITDA is helpful in understanding cash flow from operations that is available for debt service, taxes and capital expenditures. EBITDA is not a concept in accordance with generally accepted accounting principles and is not a substitute for operating income, net income or cash flows from operating activities.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which must be adopted for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 will not have a material effect on the Company's results of operations or financial condition.

Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which must be adopted for fiscal years beginning after December 15, 1997. Under the new standard, companies will be required to report certain information about operating segments in consolidated financial statements. Operating segments will be determined based on the method that management organizes its businesses for making operating decisions and assessing performance. SFAS 131 also requires companies to report certain information about their products and services, the geographic areas in which they operate, and their major customers. SFAS 131 will not have a material effect on the Company's results of operations or financial condition.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which must be adopted for fiscal quarters of fiscal years beginning after June 15, 1999. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS 133 will not have a material effect on the Company's results of operations or financial condition.

Year 2000 Readiness Disclosures

The Company is preparing its computer systems and hardware to deal with the issues related to the year 2000. This is necessary because certain computer programs have been written using two digits rather than four to define the applicable year. As a result, software may recognize a date using the two digits "00" as the year 1900 rather than the year 2000. Computer programs that do not recognize the proper date could generate erroneous data or cause systems to fail. In addition, many of the Company's vendors and service providers are also faced with similar issues related to the year 2000.

In January 1998, the Company formally implemented a plan to become year 2000 compliant. The Company is evaluating and testing business and technical information system hardware and software as to year 2000 compliance and functionality. Planned application testing is 70% complete. The Company's basic integrated software applications, Infinium and CAMS, are represented to be year 2000 compliant by their respective vendors and testing to date has verified vendor representations. Minimal code renovations were necessary in CAMS and have been completed. The last phase of testing is scheduled to be completed on or before March 1999, although test validation processes will be ongoing, thereby providing sufficient time to handle unforeseen contingencies and respond to external year 2000 issues that affect the Company and the Company's business partners. The inventory process and assigning priorities are complete for manufacturing process control, instrumentation and embedded systems. Documentation from respective equipment manufacturers and resources is approximately 92% complete. The Company believes that the repair of this equipment is approximately 95% complete, with all testing of this equipment to be scheduled and completed by mid 1999. Contingency planning for this equipment is in process and scheduled for completion by fiscal year-end 1999. The Company has also been proactive in contact with external business partners to communicate and exchange status information.

Additional costs for the first quarter of 1999 for addressing year 2000 issues were approximately $25 and have been expensed as incurred. The Company does not believe that future costs will have a material adverse effect on the Company's results of operations or financial condition.

In the event that the efforts of this program do not address all potential system problems, the Company is developing contingency plans to ensure that it will be able to operate the critical areas of its business. This process includes developing alternative plans to engage in business activities with customers and suppliers who may not be year 2000 compliant. These plans will be monitored for completion as we approach the year 2000. There can be no assurance that the efforts or the contingency plans related to the Company's systems or those of third parties relied upon will be successful or that any failure to convert, upgrade, or appropriately plan for contingencies would not have a material adverse effect on the Company's results of operations or financial condition.

Forward Looking Statements

The discussion of the Company's business and operations in this report includes several instances of forward-looking statements within the meaning of Section

27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, which are based upon management's good faith assumptions relating to the financial, market, operating, and other relevant environments that will exist and affect the Company's business and operations in the future. No assurance can be made that the assumptions upon which management based its forward-looking statements will prove to be correct, or that the Company's business and operations will not be affected in any substantial manner by other factors not currently foreseeable by management or beyond the Company's control. All forward-looking statements involve risk and uncertainty, including those described in this report, and such statements shall be deemed in the future to be modified in their entirety by the Company's public pronouncements, including those contained in all future reports and other documents filed by the Company with the Securities and Exchange Commission.

                                      FORM 10-K


ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
        CONDITION AND RESULTS OF OPERATIONS

     As previously discussed, since its organization in 1986 and subsequent admission of Limited Partners, the Partnership has conducted no business except owning and voting the Shares. As a result of its public offering of Common Stock in November 1996, the Company had 8,668,750 shares of Common Stock outstanding as of September 30, 1998, of which approximately 66% was owned by the Partnership. As the Partnership has no independent operations or assets other than its investment in the Company, the Partnership's financial statements are substantially identical to those of the Company, with the exception of the minority interest, $663 due the Company and amounts paid by the Company on behalf of the Partnership relating to the Plan. As a result, the discussion and analysis of financial condition and results of operations presented below relates to the operations of the Company, except as disclosed. Accordingly, all references to fiscal year refer to the Company's fiscal year which ends on September 30(th).

    The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the information contained in the Consolidated Financial Statements, including the notes thereto. The following discussion includes forward-looking statements that involve certain risks and uncertainties. See "Forward-Looking Statements." Dollars are in thousands, except per share data.

OVERVIEW

    The Company's net sales in recent years have increased due to a variety of factors, including generally increasing sales volumes as a result of growing demand for the Company's products, the Company's ability to expand its markets through development of new products and acquisitions.

    The Company's gross profit has increased due primarily to increasing sales volumes, continued diversification of its product line in higher margin business and lower on average polypropylene costs, partially offset by lower average selling prices due to decreases in the price of polypropylene. Polypropylene is the basic raw material used in the manufacture of substantially all of the Company's products today, accounting for approximately 50% of the Company's cost of sales. The Company believes that the selling prices of many of its products have adjusted over time to reflect changes in polypropylene prices.

    The following table sets forth the Partnership's percentage relationships to net sales of certain statements of operations items:


                                       YEAR ENDED SEPTEMBER 30,
                                   -------------------------------
                                     1998       1997       1996
                                   ---------  ---------  ---------
Net sales ...................       100.0%      100.0%     100.0%
Cost of sales................        66.9        67.5       69.5
                                   ---------  ---------  ----------
Gross profit.................        33.1        32.5       30.5
Selling expenses.............        10.6         9.2        9.2
General and administrative
  expenses...................         8.5         8.0        7.8
Amortization of
 intangibles.................         0.8         0.7        0.9
                                   ---------  ---------  ----------
Operating income.............        13.2        14.6       12.6
Interest expense.............         5.0         5.8        7.6
Amortization of deferred
  financing costs............         0.2         0.2        0.2
                                   ---------  ---------  ----------
Income before provision for
  income taxes, minority interest
  in subsidiary net income and
  extraordinary item.........         8.0         8.6        4.8
Provision for income
  taxes......................         3.2         3.6        2.3
                                   ---------  ---------  ----------
Income before minority interest
  in subsidiary net income and
  extraordinary Item.........         4.8%        5.0%       2.5%
                                   ---------  ---------  ----------
                                   ---------  ---------  ----------

RESULTS OF OPERATIONS

FISCAL 1998 COMPARED TO FISCAL 1997

    Net sales for fiscal 1998 were $368,996 compared to $345,572 for fiscal 1997, an increase of $23,424, or 6.8%. Carpet backing sales for fiscal 1998 were $168,998 compared to $166,219 for fiscal 1997, an increase of $2,779, or 1.7%, reflecting higher unit volume, partially offset by lower average selling prices. Construction and civil engineering product sales for fiscal 1998 were $128,318 compared to $114,611 for fiscal 1997, an increase of $13,707, or 12.0%, reflecting increased unit volume in fiber reinforced concrete and geosynthetic product sales. The Novocon Acquisition contributed approximately $7,000 of this revenue. Technical textiles sales for fiscal 1998 were $71,680 compared to $64,742 for fiscal 1997, an increase of $6,938, or 10.7%.

    Gross profit for fiscal 1998 was $122,319, compared to $112,385 for fiscal 1997, an increase of $9,934, or 8.8%. As a percentage of sales, gross profit increased to 33.1% in fiscal 1998 from 32.5% in fiscal 1997. This increase was primarily due to lower on average polypropylene costs and higher sales volume, partially offset by lower average selling prices.

    The Company's improvement in gross profit performance also reflects its diversification strategy for its products as well as its primary raw material. The Company expects that sales of construction and civil engineering products will continue to be of increasing importance to the Company's overall sales. Reflecting the success of this strategy, sales of carpet backing, although growing, continue to decrease as a percentage of total sales and now represent 45.8% of fiscal 1998 total net sales. In addition, the Company continues to expand its polyester-based product offerings and, with the Novocon Acquisition, now includes steel fibers in its line of concrete reinforcing fibers.

    Selling expenses for fiscal 1998 were $39,358 compared to $31,801 for fiscal 1997, an increase of $7,557, or 23.8%. As a percentage of sales, selling expenses increased from 9.2% in fiscal 1997 to 10.6% in fiscal 1998. General and administrative expenses for the Company for fiscal 1998 were $30,857 compared to $26,562 for fiscal 1997, an increase of $4,295, or 16.2%. As a percentage of sales, general and administrative expenses increased from 7.7% in fiscal 1997 to 8.3% in fiscal 1998. The increase in selling, general and administrative expenses was primarily due to an increase in research and market development costs from approximately $4,200 in fiscal 1997 to approximately $8,100 in fiscal 1998, a $2,000 increase in engineering support staff to continue to educate the marketplace about the benefits of the Company's products, and a $1,500 increase in advisory and consulting fees to improve operating efficiencies. Included in general and administrative expenses for the Partnership is $622, which is due the Company, for expenses incurred on behalf of the Partnership.

    Operating income for fiscal 1998 was $49,317 as compared to $51,430 for fiscal 1997, a decrease of $2,113, or 4.1%. As a percentage of sales, operating income decreased to 13.4% in fiscal 1998 from 14.9% in fiscal 1997. This decrease was primarily due to higher selling, general and administrative costs which offset improved gross margins.

    Interest expense for fiscal 1998 was $18,515 compared to $20,085 for fiscal 1997, a decrease of $1,570, or 7.8%, due to lower average interest rates on an increased level of outstanding debt and the capitalization of interest related to machinery and equipment installation. The effective income tax rate was 39% in fiscal year 1998 and 41% in fiscal 1997 before the effect of the extraordinary item. The provision for income taxes includes the recognition of additional state income tax credits of approximately $600 during fiscal 1998.

    Income from continuing operations for the Company in fiscal 1998 was $18,218 compared to $18,150 for fiscal 1997, an increase of $68. Earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal 1998 was $69,849 compared to $69,011 for fiscal 1997, an increase of $838, or 1.2%. The increase in the Company's income before extraordinary item, as well as EBITDA, was primarily due to the factors discussed above. Income per share on a diluted basis for fiscal 1998 was $2.03 compared to $2.08 before extraordinary item for fiscal 1997 on increased weighted average shares outstanding of 275,856 or 3.2%.

FISCAL 1997 COMPARED TO FISCAL 1996

    Net sales for fiscal 1997 were $345,572 compared to $299,532 for fiscal 1996, an increase of $46,040, or 15.4%. Carpet backing sales for fiscal 1997 were $166,219 compared to $146,491 for fiscal 1996, an increase of $19,728, or 13.5%. This increase was primarily due to higher unit volume in both primary and secondary carpet backing. Construction and civil engineering product sales for fiscal 1997 were $114,611 compared to $97,043 for fiscal 1996, an increase of $17,568, or 18.1%. This increase was primarily due to a 10.5% increase in Fibermesh-Registered Trademark- sales and a 22.3% increase in geosynthetic sales. Technical textiles sales for fiscal

1997 were $64,742 compared to $55,998 for fiscal 1996, an increase of $8,744, or 15.6%, of which the Spartan Acquisition added approximately $8,600.

    Gross profit for fiscal 1997 was $112,385, compared to $91,211 for fiscal 1996, an increase of $21,174, or 23.2%. As a percentage of sales, gross profit increased to 32.5% from 30.5%. This increase was due to increased sales volume and growth of higher margin business, coupled with slightly lower average polypropylene costs as compared to the prior year.

    Selling expenses for fiscal 1997 were $31,801 compared to $27,488 for fiscal 1996, an increase of $4,313, or 15.7%. As a percentage of sales, selling expenses remained at 9.2%. General and administrative expenses for fiscal 1997 for the Company were $26,562 compared to $22,657 for fiscal 1996, an increase of $3,905, or 17.2%. As a percentage of sales, general and administrative expenses increased from 7.6% to 7.7%. The increase in selling, general and administrative expenses was primarily due to infrastructure expenditures, to support anticipated Company growth, coupled with an increase in research and market development costs from $2,940 in fiscal 1996 to $4,200 in fiscal 1997. Included in general and administrative expenses for the Partnership is $1,139, which is due the Company, for expenses incurred on behalf of the Partnership relating to the Plan.

    Operating income for fiscal 1997 was $51,430 as compared to $38,474 for fiscal 1996, an increase of $12,956, or 33.7%. As a percentage of sales, operating income increased to 14.9% in fiscal 1997 from 12.8% in fiscal 1996. This increase was primarily due to improved gross profits, partially offset by slightly higher selling, general and administrative costs.

    Interest expense for fiscal 1997 was $20,084 compared to $22,773 for fiscal 1996, a decrease of $2,689, or 11.8%, due to lower average interest rates on the outstanding debt.

    The effective income tax rate before the effect of the extraordinary item was 41% and 46% in fiscal 1997 and 1996, respectively. The higher rate for 1996 was due primarily to the effect of nondeductible expenses, including the amortization of goodwill, on lower income in fiscal 1996.

    Income before extraordinary item for the Company in fiscal 1997 was $18,150 compared to $8,102 for fiscal 1996, an increase of $10,048. Earnings before interest, taxes, depreciation and amortization ("EBITDA") for fiscal 1997 was $69,011 compared to $54,074 for fiscal 1996, an increase of $14,937, or 27.6%. The increase in the Company's income before extraordinary item, as well as EBITDA, was primarily due to the factors discussed above.

    Income per share on a diluted basis before extraordinary item for fiscal 1997 was $2.08 compared to $1.37 for fiscal 1996 on increased weighted average shares outstanding of 2,788,956 or 47.0%, resulting from the Offering. Pro forma income per share before extraordinary item, assuming the net proceeds from the Offering and the issuance of the Notes (as defined hereunder) were used to reduce outstanding indebtedness and the shares issued in the Offering were outstanding as of the beginning of each respective period, would have been $2.10 and $1.28 for fiscal 1997 and 1996, respectively.

LIQUIDITY AND CAPITAL RESOURCES

    To finance its capital expenditures program and fund its operational needs, the Company has relied upon cash provided by operations, supplemented as necessary by bank lines of credit and long-term indebtedness. Net cash provided by operating activities was $42,344, $25,129, and $31,421 for the fiscal years ended September 30, 1998, 1997 and 1996, respectively.

    Net cash provided by operating activities for the Company in fiscal 1998 consisted primarily of net income of $18,218 and noncash charges of $26,225. Net cash provided by operating activities for the Company in fiscal 1997 and 1996 resulted primarily from net income of $6,200 and $8,102, respectively, after deducting $19,431 for the extraordinary loss on early extinguishment of debt for fiscal 1997 and deducting non-cash charges of $21,026, and $20,723 and net working capital changes of approximately

($21,528) and $2,596 for each respective period. In fiscal 1997 the changes included increased inventory and accounts payable balances resulting primarily from higher inventory quantities and slightly higher on average polypropylene costs.

    The net proceeds from financing and operating activities in fiscal 1998 were utilized to fund capital expenditures and an acquisition of approximately $46,100 and $6,000, respectively. The remaining balance due for the Novocon Acquisition of $1,302 was paid on December 11, 1998. Capital expenditures planned for fiscal 1999 are approximately $25,000, primarily to expand the capacity of the Company's manufacturing facilities, subject to prevailing market conditions. Capital expenditures in fiscal 1997, including an acquisition, and 1996 were approximately $63,000 and $29,000, respectively.

    On April 7, 1998, the Company entered into an eight-year capital lease agreement to finance additional equipment of approximately $7,500 with an interest rate of 7.25%. On October 4, 1998, the Company entered into an eight-year capital lease for the acquisition of equipment of $5,300 at an interest rate of 7.03%. The proceeds were primarily used to repay the balance of the May 15, 1996 capital lease of $3,416.

    On February 11, 1997, the Company issued $170,000 aggregate principal amount of 9 1/4% Senior Subordinated Notes due February 15, 2007 (the "Notes"), which represent unsecured obligations of the Company. The Notes are redeemable at the option of the Company at any time on or after February 15, 2002, at an initial redemption price of 104.625% of their principal amount together with accrued interest, with declining redemption prices thereafter. Interest on the Notes are payable semi-annually on February 15 and August 15 in the amount of $7,863.

    On November 1, 1996, the Company received net proceeds of approximately $34,000 (after payment of underwriting discounts and commissions and expenses) from the sale of 2,875,000 shares of Common Stock in an underwritten public offering. These proceeds, together with the proceeds received from the issuance of the Notes, were utilized primarily to retire approximately $133,000 of the Company's 12 3/4% Senior Subordinated Debentures due 2002 (the "Debentures"), pay the related call premium and prepayment costs and fees associated with the refinancing of $15,920, pay debt issuance costs of $5,525 and to repay approximately $21,900 of certain outstanding indebtedness under the Company's Fourth Amended and Restated Revolving Credit and Security Agreement, dated as of October 20, 1995, as subsequently amended, among the Company, the lenders party thereto and BankBoston, as agent. In connection therewith, the Company recorded an extraordinary loss of $11,950 during the second quarter of fiscal 1997.

    On December 1, 1997, the Company redeemed the remaining $7,403 aggregate principal amount of the Debentures at a redemption price of 106.375% of the principal amount thereof, together with accrued interest as of the redemption date.

    On December 18, 1997, the Company and its lenders, with BankBoston as agent, entered into a new five year credit facility (the "Credit Facility"). The Credit Facility consists of up to a $40 million asset based securitization program, with amounts borrowed through a newly formed subsidiary, Synthetic Industries Funding Corporation, (the "Securitization"), and a $60 million senior secured revolver facility (the "Revolver"). Securitization and Revolver borrowings are collateralized by the Company's accounts receivables and substantially all of the assets of the Company, excluding real property, respectively.

    Interest on the Securitization is based on the applicable commercial paper rate in effect plus a spread. The Revolver permits borrowings which bear interest, at the Company's option, (i) for domestic borrowings based on the lender's base rate or (ii) for Eurodollar borrowings based on a spread over the Interbank Eurodollar rate at the time of conversion. Spreads for the Securitization and the Revolver borrowings are determined by the operational performance of the Company. At September 30, 1998, the balances under the Securitization and Revolver were $29,162 and $30,022, respectively, at interest rates ranging from 6.27% to 8.5%.

    The Revolver provides for borrowings under letters of credit of up to $10,000, which borrowings reduce amounts available under the Revolver. At September 30, 1998, letters of credit of $402 were outstanding.

    The Credit Facility contains covenants related to the maintenance of certain operating ratios and limitations as to the amount of capital expenditures. The Company's ability to pay dividends on its Common Stock is restricted by both the New Credit Facility and the Notes. At September 30, 1998, the availability under the Credit Facility was approximately $30,800.

    At September 30, 1998, the Company's total outstanding indebtedness amounted to $242,343. Such indebtedness consists of borrowings under the Credit Facility of $59,184, $170,000 aggregate principal amount of the Notes, outstanding capital lease obligations, mortgage, and a short-term note of $13,159. Cash interest paid during fiscal 1998, 1997 and 1996 was $21,232, $23,642, and $23,176, respectively.

    On November 18, 1998, the Company announced its plans to combine its non-woven manufacturing facilities in the first half of fiscal 1999. The move is expected to increase operating efficiencies by reducing overhead costs and centralizing production in a modern facility. The Company estimates that $5,000 to $6,000 of pre-tax costs will be incurred relating to the plant combination. The combination is expected to be completed in June 1999, and the Company expects pre-tax savings will be approximately $1,500 to $2,000 annually.

    Based on current levels of operations and anticipated growth, the Company's management expects net cash from operations to provide sufficient cash flow to satisfy the debt service requirements of the Company's long-term debt obligations, including the New Credit Facility and lease agreements, permit anticipated capital expenditures and fund the Company's working capital requirements for the next twelve months.

INFLATION AND SEASONALITY

    The Company does not believe that its operations have been materially affected by inflation during the three most recent fiscal years. While the Company does not expect that inflation will have a material impact upon operating results, there is no assurance that its business will not be affected by inflation in the future.

    The Company's sales and income have historically been higher in the third and fourth quarters of its fiscal year. While sales and income in the carpet backing and technical textile product lines are not greatly affected by seasonal trends, sales of construction and civil engineering products are lower in the first and second quarters of any given fiscal year due to the impact of adverse weather conditions on the construction and civil engineering markets. Consequently, as sales from construction and civil engineering products continue to increase as a percentage of the Company's total sales, the seasonality of these products' sales will affect total sales and income of the Company to a greater degree.

    Presented below is a summary of the Partnership's unaudited consolidated quarterly financial information for the years ended September 30, 1998 and 1997: (Amounts are in thousands of dollars except limited partnership units outstanding)

                                                                                THREE MONTHS ENDED
                                                                ---------------------------------------------------
FISCAL 1998                                                     DECEMBER 31    MARCH 31     JUNE 30    SEPTEMBER 30
--------------------------------------------------------------  ------------  -----------  ----------  ------------
Net sales....................................................   $ 76,581    $ 79,271      $ 104,531   $ 108,613
Operating income.............................................      7,034       6,788         17,730      17,143
Net income...................................................        710         647          5,122       4,950
Income per limited partnership unit..........................        881         801          6,339       6,124
Weighted average units outstanding...........................        800         800            800         800

FISCAL 1997
-------------------------------------------------------------
Net sales....................................................   $ 70,857    $ 75,358      $  99,112   $ 100,245
Operating income.............................................      7,332       9,391         17,711      15,857
Income before extraordinary item.............................        589       5,650          5,015       3,893
Net income (loss)............................................        589      (6,300)(a)      5,015       3,893
Income(loss) per limited partnership unit....................        729      (7,796)(a)      6,206       4,817
Weighted average units outstanding...........................        800         800            800         800

------------------

(a) Includes an extraordinary loss of $11,950 from the early extinguishment of debt. See Note 9.

YEAR 2000 READINESS DISCLOSURES

    The Company is preparing its computer systems and hardware to deal with the issues related to the year 2000. This is necessary because certain computer programs have been written using two digits rather than four to define the applicable year. As a result, software may recognize a date using the two digits "00" as the year 1900 rather than the year 2000. Computer programs that do not recognize the proper date could generate erroneous data or cause systems to fail. In addition, many of the Company's vendors and service providers are also faced with similar issues related to the year 2000.

    In January 1998, the Company formally implemented a plan to become year 2000 compliant. The Company is evaluating and testing business and technical information system hardware and software as to year 2000 compliance and functionality. Planned application testing is 66% complete. The Company's basic integrated software applications, Infinium and CAMS, are represented to be year 2000 compliant by their respective vendors and testing to date has verified vendor representations. Minimal code renovations were necessary in CAMS and have been completed. The last phase of testing is scheduled to be completed on or before March 1999, although test validation processes will be ongoing, thereby providing sufficient time to handle unforeseen contingencies and respond to external year 2000 issues that affect the Company and the Company's business partners. The inventory process and assigning priorities are complete for manufacturing process control, instrumentation and embedded systems. Documentation from respective equipment manufacturers and resources is approximately 85% complete. The Company believes that the repair of this equipment is approximately 95% complete, with all testing of this equipment to be scheduled and completed by mid 1999. Contingency planning for this equipment is in process and scheduled for completion by fiscal year-end 1999. The Company has also been proactive in contact with external business partners to communicate and exchange status information.

    In fiscal 1998 the costs for addressing year 2000 issues were approximately $225 and have been expensed as incurred. The Company does not believe that future costs will have a material adverse effect on the Company's results of operations or financial condition.

    In the event that the efforts of this program do not address all potential system problems, the Company is developing contingency plans to ensure that it will be able to operate the critical areas of its business. This process includes developing alternative plans to engage in business activities with customers and suppliers who may not be year 2000 compliant. These plans will be monitored for completion as we approach the year 2000. There can be no assurance that the efforts or the contingency plans related to the Company's systems or those of third parties relied upon will be successful or that any failure to convert, upgrade, or appropriately plan for contingencies would not have a material adverse effect on the Company's results of operations or financial condition.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which must be adopted for fiscal years beginning after December 15, 1997. SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 will not have a material effect on the Company's results of operations or financial condition.

    Also in June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which must be adopted for fiscal years beginning after December 15, 1997. Under the new standard, companies will be required to report certain information about operating segments in consolidated financial statements. Operating segments will be determined based on the method that management organizes its businesses for making operating decisions and assessing performance. SFAS 131 also requires companies to report certain information about their products and services, the geographic areas in which they operate, and their major customers. The Company is currently evaluating the effect SFAS 131 will have on its financial statement presentation.

    In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), which must be adopted for fiscal quarters of fiscal years beginning after June 15,1999. SFAS 133 requires the recognition of all derivatives as either assets or liabilities in the statement of financial position and measurement of those instruments at fair value. SFAS 133 will not have a material effect on the Company's results of operations or financial condition

FORWARD LOOKING STATEMENTS

    The discussion of the Company's business and operations in this report includes in several instances forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are based upon management's good faith assumptions relating to the financial, market, operating, and other relevant environments that will exist and affect the Company's business and operations in the future. No assurance can be made that the assumptions upon which management based its forward-looking statements will prove to be correct, or that the Company's business and operations will not be affected in any substantial manner by other factors not currently foreseeable by management or beyond the Company's control. All forward-looking statements involve risks and uncertainties, including those described in this report, and such statements shall be deemed in the future to be modified in their entirety by the Company's public pronouncements, including those contained in all future reports and other documents filed by the Company with the Securities and Exchange Commission.